QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COVANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2011
Notice of
Annual Meeting &
Proxy Statement

March 28, 2011

Dear Fellow Shareholder:

        You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Covance Inc., to be held at 8:00 a.m., local time, on Thursday, May 12, 2011, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by voting through the internet or by telephone as promptly as possible. Your vote is important.

        This Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

Sincerely,
Joseph L. Herring Chairman and Chief Executive Officer

COVANCE INC.

NOTICE OF 2011 ANNUAL MEETING
OF SHAREHOLDERS

        The 2011 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Thursday, May 12, 2011, at 8:00 a.m., local time, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey for the following purpose:

  1.
  To elect two members to the Company's Class II Board of Directors.

  2.
  To hold an advisory vote on executive compensation.

  3.
  To hold an advisory vote on the frequency of an advisory vote on executive compensation.

  4.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

  5.
  To vote on a shareholder proposal described in this proxy if properly presented at the meeting.

        Only shareholders of record at the close of business on March 17, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

        We are pleased to provide our shareholders this year with the benefits provided by the proxy rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to shareholders via the internet. These rules enable us to provide our shareholders with the information they need, while lowering the costs of printing and delivery, and reducing the environmental impact of the Annual Meeting. Accordingly, on or about March 28, 2011, we began mailing to shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and the Form 10-K Annual Report via the internet and how to vote online (http://www.edocumentview.com/CVD). The Notice of Internet Availability of Proxy Materials and the attached Proxy Statement also contain instructions on how to receive a paper copy of the proxy materials if you so choose. You will not receive printed copies of the proxy materials unless you request them. If you request the proxy materials be mailed to you, you can complete, date, sign and return the proxy card or voter instruction card in the self-addressed, postage-paid envelope provided to you.

        We hope you will attend the Annual Meeting in person. Whether or not you plan to attend the meeting, we urge you to vote by internet or telephone to ensure that your shares are represented at the meeting. Registered shareholders may vote (1) through the internet using the instructions described in the Notice of Internet Availability; (2) by telephone (from the United States, Puerto Rico and Canada) using the toll-free telephone number listed on the Notice of Internet Availability of Proxy Materials; or (3) if you elect to receive printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card or voter instruction card in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or nominee, follow the instructions you receive from your nominee on how to vote your shares. Registered Shareholders who attend the meeting may vote their shares personally even if they previously have voted their shares.

        An admission ticket and government-issued picture identification will be required to enter the meeting. All shareholders must have an admission ticket to attend the Annual Meeting. Shareholders may obtain an Annual Meeting ticket and directions to the Princeton Marriott Hotel & Conference Center at Forrestal, where it will be held, by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

March 28, 2011

COVANCE INC.
210 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2011 Annual Meeting of Shareholders
May 12, 2011

 Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 12, 2011

The Proxy Statement and the Annual Report are available
for viewing at http://www.edocumentview.com/CVD.

 General Information

        The Board of Directors of Covance Inc. (the "Company" or "Covance") solicits your proxy for voting at the 2011 Annual Meeting of Shareholders of Covance and at any adjournment or postponement of this meeting ("Annual Meeting"). Covance will hold the Annual Meeting on Thursday, May 12, 2011, at 8:00 a.m., local time, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey. The approximate date of mailing of the Notice of Internet Availability of Proxy Materials is March 28, 2011.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. You are invited to attend the Annual Meeting in person to vote. Whether or not you plan to attend the Annual Meeting, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive in the Notice of Internet Availability of Proxy Materials. If you would like to receive a printed or e-mailed copy of the Proxy Statement and accompanying materials including a proxy card or voter instruction card enabling you to vote by mail, you must follow the instructions for requesting such materials included in the Notice of Internet Availability. You may revoke your proxy at any time before it is exercised in any one of three ways: (i) by giving written notice to the Secretary of the Company, (ii) by submitting a subsequently dated and properly signed proxy, or (iii) by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

        All shareholders as of the close of business on March 17, 2011 (the "record date") may attend the Annual Meeting but must bring with them an admission ticket obtained from the Corporate Secretary of Covance. You may obtain the Annual Meeting ticket by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis, and an admission ticket and government issued picture identification will be required to enter the meeting.

        When you provide your proxy, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted in accordance with your instructions. As to the election of the Class II Directors, by marking the appropriate box you may (a) vote for both of the Class II Director nominees as a group, or (b) vote for one of the Class II Director nominees but not the other as you specify, or (c) withhold your vote from the Class II Director nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you sign your proxy card without specifying any choices or indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, you will have granted authority to the named proxies solicited by the Company ("named proxies") to vote FOR the election of the two nominees as Class II Directors; FOR the approval, on an advisory basis, of the compensation of the Named Executives (as defined in the Summary Compensation Tables); for EVERY ONE YEAR regarding the frequency, on an advisory basis, of a vote on executive compensation; FOR the ratification of the appointment of Ernst & Young LLP; AGAINST the shareholder proposal, as described in this Proxy Statement; and confer authority upon the named proxies to vote your shares in their discretion on any other matters properly presented at the Annual Meeting. Should any matter not described in this Proxy Statement be properly presented at the meeting, the named proxies will vote in accordance with their judgment. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

        You are entitled to notice of, and to vote at, the Annual Meeting if you were a shareholder on the record date which is March 17, 2011. A majority of the shares of Common Stock issued and outstanding will constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner.

        Voting at the Annual Meeting will work as follows:

  •
  As to Proposal One (Director elections), Directors are elected by a plurality vote so the nominees receiving the highest vote totals will be elected. The outcome of the Director vote will not be affected by abstentions or broker non-votes.

  •
  As to Proposal Two (advisory vote on executive compensation) and Proposal Three (advisory vote on the frequency of an advisory vote on executive compensation), such proposals are advisory and not binding on the Company. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on these advisory votes.

  •
  As to Proposal Four (Ratification of the Appointment of Independent Registered Public Accounting Firm), such proposal requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. This proposal is considered a "routine" matter under the rules of the New York Stock Exchange and therefore brokerage firms have the authority to vote their customers' shares if the customers have not furnished voting instructions. Abstentions will be treated as shares present.

  •
  As to Proposal Five (shareholder proposal), such resolution requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. Abstentions will be treated as shares present.

        Shares of Common Stock held in Covance's Stock Purchase Savings Plan ("401(k) Plan"), are held of record and are voted by the trustee of the 401(k) Plan at the direction of 401(k) Plan participants. Participants in the 401(k) plan will be provided with a full paper set of proxy materials instead of the Notice of Internet Availability of Proxy Materials because of certain legal requirements. Participants in the

401(k) Plan may direct the trustee of the plan, and the participants in the Employee Stock Purchase Plan ("ESPP") may direct UBS Financial Services, Inc. ("UBS"), as to how to vote shares allocated to their 401(k) Plan and ESPP accounts, respectively. The cutoff date for voting for participants in the 401(k) Plan is close of business on May 9, 2011. The 401(k) Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents.

        As of February 18, 2011, there were 60,410,386 shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of March 17, 2011, the record date.

 PROPOSAL ONE

Election of Class II Directors

        The Board of Directors (the "Board of Directors" or the "Board") is divided into three classes, with one class of three directors and two classes of two directors each, whose terms expire at successive annual meetings. Two Class II Directors will be elected at the Annual Meeting to serve for a term expiring at Covance's Annual Meeting in the year 2014. Each nominee elected as a Class II Director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. The Board has nominated Gary E. Costley and Sandra L. Helton for election as Class II Directors at the Annual Meeting. Prior to February 17, 2011, Ms. Helton had been a Class III Director. After the retirement of Kathleen G. Bang from the Board on January 10, 2011, Ms. Helton was appointed by the Board on February 17, 2011 as a Class II Director in order to ensure that the Classes are as equal in size as possible. Consequently, Ms. Helton shall stand for reelection in 2011 instead of 2012.

        The Board of Directors recommends that shareholders vote FOR the election of the above named nominees for election as Director.

        Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of both of the nominees. If for any reason a nominee should become unable to serve as a Director, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

        Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

CLASS II NOMINEES
FOR TERMS EXPIRING IN 2014

Gary E. Costley, Ph.D., 67, is a co-founder and managing director of C&G Capital and Management, LLC, which provides capital and management to health, medical and nutritional products and services companies. He was Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products from November 2001 until June 2004, and Chairman, President and Chief Executive Officer from 1997 through 2001. Dr. Costley has been a member of the Covance Board since September 2007. Dr. Costley is also a Director of The Principal Financial Group, a global financial institution, Tiffany & Co., a jewelry company, and Prestige Brand Holdings, Inc., a consumer products company.

The Board believes that Dr. Costley's experience as a senior executive in the consumer and medical products industry and extensive business and marketing background, as well as his significant public company Board of Director experience, position him to make valuable contributions to the Company as a member of its Board of Directors.

Sandra L. Helton, 61, was Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a telecommunications service company, ("TDS") from October 2000 through December 2006. She joined TDS as Executive Vice President—Finance and Chief Financial Officer in August 1998. Prior to joining TDS, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated. At Corning, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Ms. Helton has been a member of the Covance Board since September 2003. Ms. Helton is also a Director of The Principal Financial Group, a global financial institution, and was elected a Director of Lexmark International, Inc., a printing and imaging solutions company, on February 24, 2011. Ms. Helton was a Director of TDS and US Cellular Corporation through December 31, 2006.

The Board believes that Ms. Helton's experience and executive and finance background, particularly as a Chief Financial Officer, as well as her extensive experience in accounting and control, treasury, and information technology, and significant public company Board of Director experience, position her to make valuable contributions to the Company as a member of its Board of Directors and as Chair of the Audit and Finance Committee.

CLASS III DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2012

Robert Barchi, M.D., Ph.D., 64, has been President of Thomas Jefferson University since September 2004. Prior to that, Dr. Barchi was Provost of the University of Pennsylvania since 1999. Previously, he served as Chair of the University of Pennsylvania's Department of Neurology and as founding Chair of the University's Department of Neuroscience. Dr. Barchi was also Director of the Mahoney Institute of Neurological Sciences for more than 12 years and was the Director of the Dana Fellowship Program in Neuroscience and Director of the Clinical Neuroscience Track. He was the founder and President of Penn Neurocare, a regional specialty network. Dr. Barchi has been a member of the Covance Board since October 2003.

The Board believes that Dr. Barchi's experience as a physician, businessman, and as a University President, as well as his extensive healthcare background, position him to make valuable contributions to the Company as a member of its Board of Directors.

Joseph C. Scodari, 58, was Worldwide Chairman, Pharmaceuticals Group, of Johnson & Johnson, a diversified healthcare company, ("J&J") and a member of J&J's Executive Committee from March 2005 until March 2008. From 2003 to March 2005, Mr. Scodari was Company Group Chairman of J&J's Biopharmaceutical Business. Mr. Scodari joined J&J in 1999 as President and Chief Operating Officer of Centocor, Inc., when J&J acquired the company. Mr. Scodari has been a member of the Covance Board since May 2008. Mr. Scodari is a Director of Actelion Pharmaceuticals, Ltd., a pharmaceuticals company, and Endo Pharmaceuticals, Inc., a pharmaceuticals company.

The Board believes that Mr. Scodari's experience as an executive of a major pharmaceutical company and as a President of a biotechnology company provides us with valuable background with respect to our client base, which together with his research and development and marketing experience, position him to make valuable contributions to the Company as a member of its Board of Directors.

CLASS I DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2013

Joseph L. Herring, 55, has been Covance's Chief Executive Officer since January 2005, and Chairman since January 2006. Mr. Herring was President and Chief Operating Officer from November 2001 to December 2004, and was Covance's Corporate Senior Vice President and President—Early Development Services from 1999 to November 2001. From September 1996 to September 1999, Mr. Herring was Corporate Vice President and General Manager of Covance Laboratories North America. Prior to joining Covance, Mr. Herring spent 18 years at the American Hospital Supply/Baxter International/Caremark International family of healthcare service companies where he held a variety of senior leadership positions, culminating in the position of Vice President and General Manager of its oncology business. Mr. Herring has been a member of the Covance Board since 2004.

The Board believes that Mr. Herring's extensive experience in the drug development services industry and 14 years as an executive with Covance, as well as his management, sales and healthcare industry background, position him to make valuable contributions to the Company as a member of its Board of Directors.

John McCartney, 58, has been Chairman of Huron Consulting Group Inc., a healthcare and educational consulting company since May 2, 2010. Mr. McCartney served as Chairman of A.M. Castle & Co., a specialty metals and plastics distributor from May 2007 to May 2010 and remains on its Board of Directors. Mr. McCartney served as the Chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment until March 2009 and remains on its Board of Directors. Mr. McCartney was the Vice-Chairman of Datatec Limited, a technology holding company, from 1998 to 2004 and currently serves on its Board of Directors. Mr. McCartney was formerly President and Chief Operating Officer of U.S. Robotics. Mr. McCartney also served on the Board of Federal Signal Corporation, an environmental, safety and transportation solutions company, until April 24, 2010. Mr. McCartney has been a member of the Covance Board since May 2009.

The Board believes that Mr. McCartney's extensive business, finance and technology background, as well as his prior experience as a Chief Financial Officer and as a public company Chief Operating Officer, position him to make valuable contributions to the Company as a member of its Board of Directors.

Bradley T. Sheares, Ph.D., 54, served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck's U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. Dr. Sheares has been a member of the Covance Board since February 2009. Dr. Sheares is also a Director of The Progressive Corporation, an insurance and related services company, Honeywell International, Inc., a diversified technology and manufacturing company, and Henry Schein, Inc., a healthcare products and services company. Dr. Sheares was a director of IMS Health, a healthcare services company, until February 26, 2010.

The Board believes that Dr. Sheares's experience as a senior executive of a major pharmaceutical company and a CEO of another pharmaceutical company provide us with valuable background with respect to our client base, which along with his marketing and research and development experience, position him to make valuable contributions to the Company as a member of its Board of Directors.

 Stock Ownership of Directors,
Executive Officers and Certain Shareholders

Directors and Executive Officers

        The following table shows, as of February 18, 2011, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives (as defined in the Summary Compensation Table), and by the Directors and executive officers as a group, and currently exercisable options held by any of them.

	Common Stock
Name of Beneficial Owner	Shares Owned (1)	Options (2)	Total Stock Based Holdings (3)	Percent of class
Robert Barchi	1,200	10,700	22,752	*
Wendel Barr(4)	11,538	-0-	11,538	*
Richard F. Cimino	59,038	39,940	98,978	*
Gary E. Costley	1,000	6,700	12,100	*
Sandra L. Helton	7,000	12,700	24,700	*
Joseph L. Herring	262,498	329,799	592,297	*
William E. Klitgaard	44,309	78,702	123,011	*
James W. Lovett	48,721	48,089	96,810	*
John McCartney	515	1,867	6,015	*
Joseph C. Scodari	700	3,933	9,033	*
Bradley T. Sheares	-0-	2,800	6,600	*
All Directors and executive officers as a group (12 persons)	484,238	593,568	1,109,891	1.8%

*
The amount of Common Stock beneficially owned includes shares owned and options exercisable within 60 days of February 18, 2011 and does not exceed one percent of the issued and outstanding shares of Common Stock.

(1)
The holdings reported include restricted stock issued to the Named Executives and certain other executive officers which restricted stock will not vest until the date set forth in such Officer's restricted stock agreement; and 43,301 and 18,549 shares held by Messrs. Herring and Lovett, respectively, which are pledged as security.

(2)
Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 18, 2011.

(3)
Total stock based holdings include shares owned and option rights to acquire shares of the Company's Common Stock exercisable within 60 days of February 18, 2011, as well as the following: phantom stock units issued pursuant to the Directors' Deferred Compensation Plan, Deferred Stock Unit Plan and Restricted Unit Plan for Non-Employee Directors in the following aggregate amounts for each Director: 10,852 units for Dr. Barchi; 4,400 units for Dr. Costley; 5,000 units for Ms. Helton; 3,633 units for Mr. McCartney; 4,400 units for Mr. Scodari; and 3,800 units for Dr. Sheares.

(4)
Mr. Barr resigned as an employee and officer of Covance effective after December 31, 2010.

Certain Shareholders

        The following table shows those persons known to the Company as of February 18, 2011 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the Securities and Exchange Commission ("SEC").

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Capital World Investors(1) 333 South Hope Street Los Angeles, CA	7,722,000	11.9%
BlackRock Inc.(2) 40 East 52nd Street New York, NY	6,753,190	10.41%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD	6,579,022	10.1%
Brown Advisory Holdings Incorporated(4) 901 South Bond Street Baltimore, MD 21231	4,355,389	6.7%
FMR LLC(5) 82 Devonshire Street Boston, MA	3,885,049	5.99%

(1)
Capital World Investors filed an amendment to its Schedule 13G with the SEC dated February 7, 2011 to report that it was the beneficial owner of such shares of the Company's Common Stock as of December 31, 2010.

(2)
BlackRock Inc. filed an amendment to its Schedule 13G with the SEC dated February 9, 2011 to report that it was the beneficial owner of such shares of the Company's Common Stock as of January 31, 2010.

(3)
T. Rowe Price Associates, Inc. filed an amendment to its Schedule 13G with the SEC dated February 14, 2011, reporting beneficial ownership of 6,579,022 shares of the Company's Common Stock. These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund (which owns 4,000,000 shares, representing 6.1% of the shares outstanding) which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
Brown Advisory Holdings Incorporated filed a Schedule 13G with the SEC dated March 9, 2011 to report that it was the beneficial owner of such shares of the Company's Common Stock as of December 31, 2010.

(5)
FMR LLC filed a Schedule 13G with the SEC dated February 11, 2011 to report that it was the beneficial owner of such shares of the Company's Common Stock as of December 31, 2010.

CORPORATE GOVERNANCE
The Board of Directors and its Committees

        The Board provides oversight of senior management in its operation of the Company. The Board reviews significant developments affecting Covance and acts on matters requiring Board approval. During 2010, the Board held eleven meetings. The Board periodically reviews Covance's corporate governance policies and practices and modifies those practices when required by law or when deemed by the Board to be in the best interests of the Company. The Board also considers policies and practices suggested by other groups active in corporate governance. The charters of each Board committee and Covance's corporate governance guidelines are posted on Covance's website at www.covance.com under Investor Relations. Covance has also adopted a Code of Ethics for Financial Professionals, which is applicable to Covance's Chief Executive Officer, Chief Financial Officer, Controller and certain other financial and accounting professionals, and a Business Integrity Program applicable to all employees, as well as the Board of Directors. These codes are also posted on Covance's website. In the event Covance adopts an amendment to the Code of Ethics for Financial Professionals or Business Integrity Program, or grants a waiver thereunder, Covance will also post that information on its website. Covance has adopted Guidelines for Executive Ownership in Covance Stock, which are also posted on its website.

Director Independence

        The Board has affirmatively determined that six of the seven current Directors are independent, under the New York Stock Exchange ("NYSE") Listing Standards, and Covance's more stringent independence standards. Each of the independent directors has no relationship with the Company (other than as a director or shareholder) or has only categorically immaterial relationships as defined in the independence standards. Covance's independence standards are available on Covance's website at www.covance.com under Investor Relations, Corporate Governance as Exhibit A to the Corporate Governance Guidelines. Relationships defined as categorically immaterial under the guidelines are set forth in paragraph F of the independence standards. Individuals who have served as Directors in 2010 who have been determined to be independent are:

• Kathleen G. Bang	• Robert Barchi
• Gary E. Costley	• Sandra L. Helton
• John McCartney	• Joseph C. Scodari
• Bradley T. Sheares

        All Directors meet applicable additional independence requirements with respect to the Covance Board Committees on which they serve.

        In making its independence determinations, the Board considered transactions between the Company and entities associated with the independent directors. The Board's independence determinations included reviewing the following transactions:

  •
  Dr. Barchi is an executive officer of Thomas Jefferson University, with which Covance has done business. The amount that Covance paid to or received from this organization for goods and services did not, in any of the previous three fiscal years, exceed the greater of $1 million, or 1% of such other company's annual revenues. In past years, Covance has paid Thomas Jefferson University amounts for the participation of Thomas Jefferson University's doctors as investigators in clinical trials managed by Covance. In 2010, the Company did not pay to or receive any amounts from this organization.

  •
  Dr. Barchi, Mr. McCartney and Dr. Sheares are directors of organizations that do business with Covance. These business relationships are as a supplier or purchaser of goods or services on an arms-length basis.

        In 2010, each Director attended all of the Board meetings and Committee meetings held of which he or she was a member, except Ms. Helton missed two meetings and Mr. Scodari missed one meeting. Covance encourages members of the Board of Directors to attend the Annual Meeting of Shareholders. All of the Directors except one attended the 2010 Annual Meeting.

        The non-management members of the Board of Directors meet at regularly scheduled executive sessions without the presence of any members of the Company's management. Dr. Costley, who was elected Lead Director by the Board, presides at these executive sessions.

        Mr. Herring serves as both Chairman of the Board and Chief Executive Officer of Covance. Dr. Costley serves as the Lead Director of the Board. Our Board of Directors believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer as it deems appropriate at the time. Over the last several years, our Board has considered many governance practices, including the separation of the offices of the Chairman and Chief Executive Officer. Our Board continues to believe that the current Board structure and the independence standards that it has put in place provide the Company with an efficient and effective leadership model fostering accountability and effective decision-making. Our Board further believes that having Mr. Herring serve as Chairman and Chief Executive Officer, together with the presence of a strong, independent Lead Director, who presides over executive sessions of the independent directors and counsels the Chairman on issues of interest to the independent directors among other duties, provides unified, responsible and accountable leadership for Covance at this time.

COMMITTEES OF THE BOARD

        The Board of Directors has established three standing committees to assist the Board in carrying out its duties: the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee.

Audit and Finance Committee

        Covance has an Audit and Finance Committee (the "Audit Committee") composed of a minimum of three directors who all satisfy the independence requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, the rules adopted by the SEC thereunder, and the listing standards of the NYSE. The Audit Committee functions under a charter which is posted on Covance's website under Investor Relations, Corporate Governance. The Board of Directors has determined that Sandra Helton meets the definition of "audit committee financial expert" as such term is defined under the rules of the SEC. The Board of Directors has also determined that the other members of the Audit Committee possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. Covance maintains an Internal Audit Department to provide management and the Audit Committee with ongoing assessments of Covance's risk management processes and system of internal control.

        The members of the Audit Committee are Ms. Helton (Chair), Dr. Barchi, and Mr. McCartney. The Audit Committee met nine times during 2010. The Audit Committee's duties and responsibilities are set forth in its charter which is available on Covance's website at www.covance.com under Investor Relations, Corporate Governance at Committee Charters. Such duties and responsibilities include providing assistance to the Board of Directors in fulfilling its responsibilities with respect to the oversight of:

  •
  The integrity of the Company's financial statements and internal controls.

  •
  The independent auditor's qualifications and independence.

  •
  The Company's compliance with legal and regulatory requirements.

  •
  The performance of the Company's internal audit function and its independent auditor.

  •
  The Company's capital and financing requirements and structure.

  •
  Tax matters and risk management.

  •
  The appointment, compensation, oversight responsibility and dismissal of the Company's independent auditing firm.

  •
  The pre-approval of all auditing services and allowable non-audit services provided to the Company by its independent auditing firm.

        As set forth in the charter of the Audit Committee of the Company, the Audit Committee is charged with reviewing and discussing the Company's policies and processes with respect to risk assessment and risk management. The Audit Committee oversees the Company's risk management function and works with the Company's Chief Financial Officer in fulfilling this oversight responsibility. The Audit Committee has direct access to the Company's Chief Financial Officer with respect to risk management and other matters. Covance also has an Enterprise Risk Council ("ERC") consisting of the Chief Financial Officer, General Counsel, regulatory personnel, the head of our Environmental Health and Safety function, our internal auditor, the head of our security function and other personnel. The ERC coordinates risk management with an enterprise viewpoint, recommends actions and prioritization and documents proactive management. The ERC meets at least quarterly and reports to the Chief Executive Officer on at minimum a quarterly basis and to the Audit Committee on at minimum an annual basis. The Board of Directors' role in risk oversight does not impact the Board's leadership structure.

Compensation and Organization Committee

        The Compensation and Organization Committee (the "Compensation Committee") is composed of a minimum of three directors who all satisfy:

  •
  the independence requirements required by the Exchange Act, as amended, and the rules adopted by the SEC thereunder (including Rule 16b-3 of the Exchange Act);

  •
  the corporate governance and other listing standards of the NYSE; and

  •
  the "outside director" requirements under Section 162(m) of the Internal Revenue Code.

        All present members of the Compensation Committee meet these requirements. The Compensation Committee functions under a charter which is available on Covance's website at www.covance.com under Investor Relations, Corporate Governance at Committee Charters.

        In connection with the setting of executive compensation, members of management, including the Chief Executive Officer and Vice President—Human Resources, consult with Pay Governance LLC ("Pay Governance"), an independent consulting firm retained by the Compensation Committee, to gather all relevant information and to propose to the Compensation Committee executive compensation arrangements for executives other than the Chief Executive Officer. The Compensation Committee works directly with Pay Governance on matters involving Chief Executive Officer compensation and contacts Pay Governance directly on executive compensation matters generally on an as-needed basis. A representative of Pay Governance frequently attends meetings of the Compensation Committee at the Compensation Committee's invitation and answers questions and advises the Compensation Committee at those meetings. At a regularly scheduled meeting of the Compensation Committee and Board of Directors, performance targets for the year are set, which targets are in line with budgets set at a meeting of the full Board of Directors.

        The current members of the Compensation Committee are Dr. Sheares (Chair), Dr. Costley, and Mr. Scodari. The Compensation Committee met five times in 2010. Its duties and responsibilities are set forth in its charter and include the following:

  •
  Review and make recommendations to the independent members of the Board regarding corporate goals and objectives relevant to Chief Executive Officer compensation, the CEO's performance and the CEO's compensation.

  •
  Approve the compensation of the Company's executive officers other than the Chief Executive Officer pursuant to delegation from the Board of Directors.

  •
  Administer the Company's equity compensation plans.

  •
  Advise the Board on other compensation and benefit matters.

  •
  Create a Compensation Committee Report to be included in the Company's Proxy Statement, as required by the SEC.

        In addition, it is the responsibility of the Compensation Committee to review and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC, and no executive officer of the Company served on the Compensation Committee or Board of any company that employed any member of the Company's Board of Directors.

Corporate Governance Committee

        The Corporate Governance Committee is composed of a minimum of three directors who all satisfy the independence requirements of the Exchange Act, as amended, the rules adopted by the SEC thereunder, and the corporate governance and other listing standards of the NYSE. The Corporate Governance Committee functions as Covance's nominating committee under a charter which is available on Covance's website at www.covance.com under Investor Relations, Corporate Governance at Committee Charters.

        The current members of the Corporate Governance Committee are Mr. Scodari (Chair), Dr. Costley and Ms. Helton. The Corporate Governance Committee met five times in 2010. The duties and responsibilities are set forth in its charter and include the following:

  •
  Review and assess the Company's principles and practices on corporate governance.

  •
  The recommendation to the Board of policies regarding Board committees, committee members and committee chairs.

  •
  Develop and conduct an annual Board self-evaluation process.

  •
  The identification, review and assessment of nominees for election as members of the Board of Directors and the recommendation of qualified nominees to the Board.

  •
  Consideration of unsolicited nominations for Board membership.

  •
  Review of non-employee Director compensation and the recommendation of compensation arrangements to the Board.

Related Party Transactions

        The Board of Directors has adopted a written policy with respect to Related Party Transactions which requires that all such transactions either meet the guidelines set forth in the policy, be on terms comparable to those that could be obtained in an arms-length dealing with an unrelated third-party and be approved by the disinterested members of the Corporate Governance Committee, or be approved by the disinterested members of the Board of Directors. The policy defines a Related Party as an executive officer or Director of the Company, a five percent or greater shareholder of the Company, an immediate family member of an executive officer or Director, or an entity owned or controlled by one of the foregoing. A Related Party Transaction is defined as a transaction between Covance and a related party other than transactions available to all employees generally, transactions involving less than $5,000, or transactions involving compensation approved by the Board of Directors or the Compensation Committee.

 Board Nomination Process

        The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole. The Corporate Governance Committee is responsible for recommending Director nominees to the Board, including renomination of persons who are already Directors, in accordance with the policies and principles in its charter and the Corporate Governance Guidelines. The Corporate Governance Committee's minimum qualifications for nominees include the following: reputation for integrity; honesty; judgment and discretion; expertise in his or her chosen field, which field should have some relevance to Covance's business; knowledge, or the willingness and ability to quickly become knowledgeable, in Covance's business; and contribution to the mix of skills and viewpoints on the Board as a whole. While the Company does not have a policy with respect to the consideration of diversity in identifying director nominees, the Corporate Governance Committee considers diversity of experience, background, gender and ethnicity as positive factors in determining Board composition.

        The Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Director. In order for shareholder suggestions regarding possible candidates for Director to be considered by the Corporate Governance Committee for the 2012 Annual Meeting of Shareholders, the information specified below should be provided no later than October 31, 2011 to the Secretary of the Company. The notice should contain the proposed nominee's full name, biographical information regarding the proposed nominee and the proposed nominee's relationship to the shareholder.

        The process of nominating directors is as follows. First, the Corporate Governance Committee identifies a need to add a new Board member or to fill a vacancy on the Board. The Corporate Governance Committee then identifies candidates by seeking input from Board members, hiring a search firm, if appropriate, and considering recommendations for nominees submitted by shareholders. After the interview process, which includes non-management members of the Board, the Corporate Governance Committee determines which candidates the Corporate Governance Committee will recommend to the Board for nomination as a director. The Corporate Governance Committee then makes its recommendations to the entire Board, which determines which candidates are nominated by the Board of Directors or elected to fill a vacancy.

Contacting the Board of Directors

        In order to provide Covance's shareholders and other interested parties with a direct and open line of communication to the Board of Directors, Covance has adopted the following procedures for communications to Directors. Security holders of the Company and other interested persons may communicate with the Lead Director, chairs of Covance's Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management directors of Covance as a group by sending an e-mail to boardofdirectors@covance.com. The e-mail should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be reviewed initially by Covance's Investor Relations Department. The Investor Relations Department will relay all such communications to the appropriate Director or Directors unless the Investor Relations Department determines that the communication: does not relate to the business or affairs of Covance or to the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; or is frivolous or offensive.

        The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

        Covance's Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

        The Corporate Governance Committee or the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Website Access to Covance Corporate Governance Documents

        The charters of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee, as well as the Corporate Governance Guidelines and Director Independence Standards, the Code of Ethics for Financial Professionals and the Company's Business Integrity Program may be accessed through our website at www.covance.com under Investor Relations, Corporate Governance.

 DIRECTOR COMPENSATION

        The Corporate Governance Committee of the Board of Directors and/or the Compensation and Organization Committee of the Board of Directors periodically review Director compensation arrangements with Pay Governance, an independent consulting firm retained by the Compensation and Organization Committee, which provides informal advice on Director compensation to members of the Corporate Governance Committee. The Corporate Governance Committee makes its recommendations for action on Director compensation to the full Board of Directors.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kathleen G. Bang	$75,500	$82,704	$49,812	—	—	—	$208,016
Robert Barchi	76,000	82,704	49,812	—	—	—	208,516
Gary E. Costley	105,500	82,704	49,812	—	—	—	238,016
Sandra L. Helton	92,000	82,704	49,812	—	—	—	224,516
John McCartney	66,596	82,704	49,812	—	—	—	199,112
Joseph C. Scodari	68,596	82,704	49,812	—	—	—	201,112
Bradley T. Sheares	75,500	82,704	49,812	—	—	—	208,016

(1)
The amounts shown in this column reflect the grant date fair value of the awards under the Restricted Unit Plan for Non-Employee members of the Board of Directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation grant. The calculation for the grant date fair value is as set forth in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The price on the date of grant was $51.69. At December 31, 2010, each Director had the following number of units outstanding: 11,959 units for Ms. Bang; 10,852 units for Dr. Barchi; 4,400 units for Dr. Costley; 5,000 units for Ms. Helton; 3,633 units for Mr. McCartney; 4,400 units for Mr. Scodari; and 3,800 units for Dr. Sheares.

(2)
The amounts shown in this column reflect the grant date fair value of the awards under the Stock Option Plan for Non-Employee members of the Board of Directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation grant. Assumptions used in the calculation for fair market value are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The options vest in three equal annual installments with the first installment vesting one year from grant date. The 2010 grant has an exercise price of $54.42 per share. At December 31, 2010, each Director had the following number of options outstanding: Ms. Bang, 18,500; Dr. Barchi, 13,500; Dr. Costley, 9,500; Ms. Helton, 15,500; Mr. McCartney, 5,600; Mr. Scodari, 7,300; and Dr. Sheares, 5,600.

        Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. In 2010, non-employee Directors received a retainer fee of $36,000 per annum. In addition, Committee members received $2,000 for each Board and Committee meeting attended. The Chair of the Audit Committee is entitled to receive an additional annual retainer of $10,000 and the Chairs of the Compensation Committee and the Corporate Governance Committee are each entitled to receive an additional annual retainer of $7,500. The Lead Director receives an additional annual retainer of $20,000. In 2010, Directors also received options to purchase up to 2,800 shares of the Company's Common Stock pursuant to Covance's Non-Employee Directors' Stock Option Plan

("DSOP"). Options granted pursuant to the DSOP have an exercise price not less than 100% of the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant. Directors are reimbursed for travel and related expenses incurred on behalf of Covance.

        In May 2010, the non-employee members of the Board of Directors received a grant of 1,600 hypothetical shares of the Company's Common Stock pursuant to Covance's Restricted Unit Plan for Non-Employee Members of the Board of Directors ("DRUP"). Awards under this plan vest three years after the award date, provided the recipient remains a Director of Covance, and are paid in cash upon vesting. Awards also vest upon retirement as a Director with the consent of the Board of Directors. The DRUP provides that on every anniversary of the award date, each non-employee Director at that time shall receive an award under the DRUP in an amount approved by the Board of Directors.

        Pursuant to the Directors' Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires that Directors, certain executive officers of the Company and greater than 10% beneficial owners of the Company's Common Stock report their ownership of, and transactions in, the Company's Common Stock with the SEC. Based solely upon a review of these filings and written representations from the reporting persons that no annual forms were required, Covance believes that all filing requirements applicable to its officers and Directors and greater than 10% beneficial owners with respect to ownership of the Company's Common Stock were complied with during 2010.

Director Stock Ownership Guidelines

        Non-employee members of the Board of Directors are encouraged to be shareholders of the Company through purchases of Common Stock or through their participation in the Company's director equity benefit plans. The Board of Directors has established guidelines to help ensure they each maintain an appropriate equity stake in the Company. These guidelines provide that, within specified transition periods, Directors should attain and hold shares of Common Stock of the Company, of an amount equal to five times the director's total cash retainer for Board membership on date of appointment.

 Report of the Audit and Finance Committee

        The Audit and Finance Committee has reviewed and discussed with management Covance's audited financial statements for the year ended December 31, 2010, and has discussed with Covance's independent registered public accounting firm, Ernst & Young LLP ("E&Y"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit and Finance Committee has reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the Audit and Finance Committee concerning independence and has discussed with the firm its independence. The Audit and Finance Committee has also considered whether the provision of non-audit services to Covance by E&Y is compatible with maintaining E&Y's independence.

        Based on the review and discussions referred to above, the Audit and Finance Committee has recommended to the Board of Directors that the financial statements referred to above be included in Covance's Annual Report on Form 10-K for the year ended December 31, 2010.

Members of the Audit and Finance Committee

Sandra L. Helton, Chair
Robert Barchi
John McCartney

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

        The aggregate fees billed Covance by E&Y for professional services for the audit of Covance's annual financial statements, review of the financial statements included in Covance's Quarterly Reports on Form 10-Q and services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for 2009 and 2010 were approximately $2,316,104 and $1,978,075, respectively.

Audit Related Fees

        The aggregate fees billed Covance by E&Y for professional services for assurance and related services that are reasonably related to the audit or review of Covance's financial statements for 2009 and 2010 were approximately $26,076 and $34,175, respectively. These services include employee benefit plan audits, merger and acquisition due diligence, accounting assistance and audits in connection with proposed or consummated acquisitions or divestitures and consultations concerning financial accounting and reporting standards.

Tax Fees

        There were no fees billed Covance by E&Y for professional services for tax compliance, tax advice and tax planning in 2009 or 2010.

All Other Fees

        There were no such fees in 2009 and 2010.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee is responsible for appointing Covance's independent registered public accounting firm and approving the terms of the firm's services. The Audit Committee's policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm is described below.

        Audit Services.    The Audit Committee is to appoint the Company's independent registered public accounting firm each fiscal year and pre-approve the engagement of the independent registered public accounting firm and the fee to be billed for the audit services to be provided.

        Non-Audit Services.    All non-audit services to be performed by the independent registered public accounting firm are required to be pre-approved by the Audit Committee. In determining whether to grant such approval, the Audit Committee will determine whether the provision of such non-audit services will impair the independent registered public accounting firm's independence. There were no non-audit services billed by E&Y in 2010.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary

        Covance prides itself on its pay-for-performance culture, and continues to evolve and evaluate its executive pay programs. A large portion of executive compensation at Covance is variable based on performance. Covance has a consistent record over the years of paying lower bonuses and less performance-based equity when company performance has been weaker, and paying more when company performance has been stronger. Due to business performance in 2010, most executive officers will receive bonuses below target, all will receive performance-based equity awards below target, and none will receive merit increases in their base salary in 2011.

        A significant portion of executive officer pay is tied to performance. As discussed in greater detail below, our executive compensation plan has three main components: base salary, annual cash incentive, and equity grants (consisting of stock options and performance-based restricted stock). With respect to Covance's CEO, approximately half of this compensation is performance-based and almost another third is in the form of stock options, which, while not directly performance-based, cannot be profitable if the Company's common stock does not increase in value.

Summary of Recent Developments

        Over the past two years, in order to better align executive compensation with shareholder interests, Covance has implemented the following changes to executive policies and pay practices:

  •
  Moved from a delayed single-trigger to double trigger with respect to change-in-control payments in executive officer employment agreements thereby requiring that an executive officer be terminated or constructively terminated in order to receive enhanced benefits following a change-in-control;

  •
  Eliminated excise tax gross-ups in executive officer employment agreements;

  •
  Eliminated financial counseling and car allowance perquisite benefits for executive officers;

  •
  Enacted a clawback policy with respect to incentive compensation awards based on performance measures that are subsequently restated or adjusted; and

  •
  Eliminated gross-up payments for the Supplemental Executive Retirement Plan participants, as well as such payments related to any executive programs.

        A significant portion of executive officer compensation is delivered in the form of equity grants, and Covance targets at least half of these equity grants to be in the form of performance-based restricted shares.

Executive Compensation Philosophy

        Covance's executive pay program is based on our philosophy which focuses on the following key elements: performance culture; leadership stability; internal equity; and market competitiveness. The program is founded on and driven by the following five principles:

1.
Aligning management rewards with shareholder returns;

2.
Incenting performance and rewarding results which lead to profitable growth over time;

3.
Providing market competitive compensation at target performance levels;

4.
Differentiating compensation based on performance at the individual, business unit and total company level; and

5.
Retention of high performing executives.

        Following is a brief outline of how these objectives are reflected in our executive compensation practices:

        Executive compensation is variable with a substantial portion (a higher percent than the average of our peer group companies) of management's pay being at risk.

  •
  Covance believes that the percentage of compensation that is variable in nature should be higher the more senior ranking the officer, based on level of responsibility consistent with market practice. On average 60% of an executive officer's total compensation—and close to approximately 73% in the case of the Chief Executive Officer—is variable in nature.

  •
  As part of a pay-for-performance environment, Covance compensation programs provide higher payouts when performance exceeds targets and lower or no payouts when performance is below targets. Incorporated in these programs are wide ranges of outcomes intended to incent superior performance consistent with the company's pay-for-performance philosophy.

  •
  Individual performance ratings for each executive officer have a substantial impact (positive or negative) on compensation. These performance metrics are discussed further below.

        Executive compensation programs are structured to align management rewards with long-term shareholder returns.

  •
  Approximately 57% of Mr. Herring's total annual compensation (at target) is delivered in the form of Covance equity, and vests over multiple years, as is almost 40% in the case of the other Named Officers.

  •
  Covance executive officers have equity ownership requirements that align their economic interests with those of our long-term shareholders.

        Executive compensation programs reward performance that leads to profitable growth over time.

  •
  Covance executive officers, consisting of the Chief Executive Officer, Chief Operating Officer, Corporate Executive Vice Presidents and Corporate Senior Vice Presidents, have the majority of their annual compensation opportunities tied to these quantitative and formula-based business drivers: profit, net orders, backlog and return on assets. Of these drivers:

  •
  Profit measures current operating performance;

  •
  Net orders and backlog are indicators of longer term growth; and

  •
  Return on assets promotes good stewardship of shareholder capital.

  •
  Each of these measures significantly affects executive officer compensation. In aggregate, they are designed to foster a balanced focus of management's attention on both near-term and long-term profit and growth, and use of shareholder capital in ways that generate economic value.

        Executive compensation is market competitive at target performance levels.

  •
  Covance believes a competitive total compensation package is required to attract, retain and motivate the executive talent needed to achieve our long-term strategic objectives and shorter-term performance targets.

        Covance provides the following elements of compensation for the following reasons:

  •
  Base salary provides a fixed level of compensation, sufficient to attract and retain executives in light of competitive employment alternatives;

  •
  Annual cash incentive provides a variable compensation opportunity, with all or portions of such incentive being contingent based on individual, business unit, and company performance, and is used to motivate executives to meet or exceed business goals and personal objectives;

  •
  Equity compensation provides opportunity for long-term variable compensation which seeks to align executives' interests with those of our shareholders (i.e., sustained, long-term profitable growth) and promote retention; and

  •
  Retirement and other benefits offer a relatively fixed level of value, with minimal risk, sufficient to attract and retain executives.

        In aggregate, Covance allocates and balances total target compensation among each pay element in a manner consistent with our executive compensation principles and with an emphasis on competitive market practices. Covance generally sets executive officer target pay as follows:

  •
  Base pay at median competitive base salary, although executives new to a role may lag the market median initially;

  •
  Target cash incentive percent opportunity generally at or above market median;

  •
  Target equity opportunity at the median competitive target equity; and

  •
  Market competitive retirement and other benefit plan offerings.

        The intended result is total target compensation that approximates at or slightly above the median compensation of our competitive marketplace for executive talent (in both mix and target value). In some cases where an executive's total target compensation falls below the market median, we are working to incrementally move our executives to market. We consider each individual's past year performance results as an integral part of all pay decisions, and consider the individual's successful performance over time in his or her role in base pay and equity grant decisions.

        Covance utilizes balanced and targeted business drivers in compensation programs.

        The Covance executive compensation programs provide for a balanced and broad-based rewards approach to achieving both short- and long-term financial results. Executive officers are incented to drive financial outcomes based on the key business drivers within our pay programs. Covance's executive pay programs are designed to reward a breadth of behaviors that drive key business outcomes leading to profitable growth over time. Executive pay program targets are derived from these desired business outcomes. Covance focuses on the key motivators that attract, retain, and reward outstanding performance, as well as align with the interests of our shareholders to create a strong pay-for-performance culture.

        The Covance annual cash incentive plan is based on a combination of operating profit and net orders. These financial metrics are aligned structurally with the Covance peer group companies. We believe operating profit and net orders are appropriate incentive drivers for Covance, as they focus attention on both short-term and long-term performance/success. Current year operating profit is a solid barometer of short-term performance/success. Net orders are an indicator of longer-term growth potential, as the revenue generated from most orders spans over multiple years.

        The Covance performance share plan is based on a combination of both return on assets and backlog growth. We believe these financial metrics are appropriate measures to drive both short-term and long-term performance/success contingent on both one-and three-year performance cycles. Return on assets is a measure, which not only looks at earnings, but also the level of assets deployed to generate those earnings, thereby promoting good stewardship of shareholder capital. Backlog growth is an indicator of longer-term growth potential, as backlog is attributable to projects which will generate revenue and earnings over future years. This measure is a reflection of successful execution of operational and service excellence.

Determination of Executive Compensation Amounts

Benchmark/Peer Group

        To assess the competitiveness of pay for each executive, Covance annually benchmarks the core elements of its executive compensation program (i.e., base salary, annual cash incentive, and equity) from two groups.

  •
  Data from compensation surveys on approximately 150 like-sized companies with revenues ranging between $1.0 and $3.0 billion (as identified by Pay Governance, an independent consulting firm retained by the Compensation Committee); and

  •
  52 industry "peer" companies in the contract research or bio/pharmaceutical industry that represent either direct business competitors and/or organizations that we most typically compete with for drug development talent.

        While the peer group includes companies both larger and smaller in size than Covance, all market data is size-adjusted to provide appropriate comparisons to Covance. This adjustment is designed to ensure that we do not determine market competitive levels at too high a level because the peer group includes companies larger than Covance or too low a level because the peer group includes smaller companies. The size adjustment is accomplished by Pay Governance as follows:

  •
  Where possible and appropriate, survey data is adjusted, using common statistical methods, to result in a better correlation between the survey data and Covance's corporate revenue. This approach allows us to compare ourselves to an appropriate population of companies minimizing the impact of revenue scope.

        The list below represents the 52 peer organizations for 2010:

Abbott Laboratories	Charles River Laboratories International, Inc.	Medlmmune, Inc.
Alcon, Inc.	Daiichi Sankyo Company, Limited	Medtronic, Inc.
Allergan, Inc.	Eli Lilly and Company	Merck & Co., Inc.
Alpharma, LLC	Endo Pharmaceuticals Holdings, Inc.	Millenium Pharmaceuticals, Inc.
Amgen Inc.	Forest Laboratories, Inc.	Nordion, Inc.
Applied Biosystems Inc.	GE Healthcare	Novartis AG
AstraZeneca PLC	Genentech, Inc.	Novo Nordisk A/S
Barr Pharmaceuticals, LLC	Genzyme Corporation	Nycomed US
Baxter International Inc.	Gilead Sciences, Inc.	Pfizer Inc.
Bayer AG	GlaxoSmithKline plc	Pharmaceutical Product Development, Inc.
Beckman Coulter, Inc.	Hoffmann-LaRoche Inc.	PharmaNet Development Group, Inc.
Biogen Idec Inc.	Hospira, Inc.	Purdue Pharma L.P.
Boehringer Ingelheim	ICON plc	Quintiles Transnational Corp.
Bracco Diagnostics Inc.	Johnson & Johnson	Sanofi-aventis
Bristol-Myers Squibb Company	King Pharmaceuticals, Inc.	Shire plc
C. R. Bard, Inc.	Laboratory Corporation of America Holdings	Takeda Pharmaceutical Company Limited
Celgene Corporation	Life Sciences Research, Inc.	Watson Pharmaceuticals, Inc.
Cephalon, Inc.

        Covance derives "market competitive" compensation as a 25% weighting of the survey data and a 75% weighting of the peer company data sets. We continue to include larger companies in the peer group because we frequently compete for talent from larger companies, often within the peer group, and need to offer competitive compensation.

        All market data are provided by Pay Governance.

Setting Compensation

        Overall, five main factors are taken into account when setting each individual executive officer's compensation:

  •
  Competitive market data,

  •
  Company performance,

  •
  Individual performance,

  •
  Comparison of compensation among the executive officers, and

  •
  Retention considerations.

        In general, Covance attempts to set total targeted compensation, consisting of base salary, annual cash incentive, equity awards, retirement and other benefits to the median of our competitive market data. For individual officers, other factors, such as experience and position scope, are taken into account and may result in target pay being set above or below the overall competitive market data target.

        The actual compensation delivered (versus target amounts) for each individual executive officer varies depending on Company and individual performance. In general, we expect that our executive officers will be paid at market levels if Company and individual targets are achieved, above market levels if targets are exceeded and below market levels if targets are not achieved. In some cases our variable compensation plans (incentive and equity) may pay out nothing for below target results and/or individual performance. In 2010, Covance paid actual compensation (base pay, annual cash incentive, equity) to its named executives ranging from 72% to 99% of target.

        Specifically for the Chief Executive Officer, the independent members of the Board of Directors set business and related performance targets and compensation levels based upon the recommendation and approval of the Compensation Committee. For other executive officers, the Compensation Committee on delegation from the Board of Directors, approves business and related performance targets and compensation levels after receiving recommendations from the Chief Executive Officer and Corporate Vice President—Human Resources.

        Company and business unit performance targets are set as part of the annual budget process which is completed prior to each performance year (typically in December). We endeavor to set targets at aggressive but attainable levels in light of then current and prospective business conditions. Management presents to the Board industry growth projections and competitor performance information. In combination with the Company's long-term strategic plan and growth aspirations, the annual targets are set to achieve continued market leadership. In the assessment of actual performance against targets, Covance's annual cash incentive and equity compensation plans allow for the use of discretion by the Compensation Committee to award lower or higher payout levels than the pre-established criteria and formulae would provide. These provisions are intended to ensure that extraordinary circumstances unrelated to performance do not inequitably increase or decrease compensation. This discretion was not used in 2010.

        We are mindful of the potential impact upon Covance of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m). Section 162(m) does not presently apply to any Covance executive remuneration.

        The Compensation Committee also reviews tally sheets, which reflect all elements of each executive officer's compensation, both current and historical. Tally sheets are a reference tool that the Compensation Committee uses at least annually in its comprehensive assessment of executive officers' total pay.

        Covance's Board of Directors assesses its executive talent (including all executive officers) annually, including reviewing succession plans for each executive officer position. Covance occasionally determines that additional long-term awards are appropriate for select executive officers to ensure their retention and the leadership continuity required to achieve our long-term strategic goals and objectives. The value of these awards is above the target compensation levels determined from our annual review of our competitive market data. No such awards were granted in 2010.

Overall Plan Design and Features

        Covance sets and presents an annual business plan to the Board of Directors prior to each year. This translates into specific business goals and objectives that are used to establish financial and non-financial targets for executive officers' variable compensation (Annual Cash Incentive Plan and Performance-Based Restricted Stock Plan). Covance believes that the degree of difficulty associated with attaining the target levels set at the beginning of each year is challenging but attainable. The targets are developed based on estimated contract research organization ("CRO") industry performance projections, with our targets generally set to exceed these estimates (e.g., setting our revenue growth targets above what we believe the overall CRO market is expected to grow by). The intended result is that if Company performance exceeds the targets then actual compensation should be greater than market norms (and vice versa should Company performance fall short of targets). This approach is consistent with our pay-for-performance principles.

Elements of Compensation Program

        The primary elements of the compensation program include base salary, annual cash incentive, equity grants (consisting of stock options and performance-based restricted stock), and an executive retirement benefit. A portion of base salary and annual cash incentive may be deferred under a non-qualified deferred compensation plan. Executive officers also participate in Company benefit plans extended to other full-time Covance employees such as medical and dental insurance, a 401(k) Plan with Company match (US employees only) and a defined benefit type pension plan (select UK employees).

Pay Mix

        Covance seeks to align executive officer and shareholder interests in a pay-for-performance environment. For 2010, on average, 60% of an executive officer's total compensation—and close to approximately 73% in the case of the Chief Executive Officer—is contingent, with the amount actually paid tied to achievement of pre-established Company objectives and individual goals.

        The charts below illustrate the 2010 allocation of target compensation for executive officers:

        The above charts reflect target annual cash incentive levels and target equity compensation levels for the most recent year. The mix of compensation reflected in the above charts differs from the compensation figures disclosed in the Executive Compensation Tables in this Proxy Statement for the Named Executives because the Executive Compensation Tables reflect both actual compensation paid (e.g., for annual cash incentive), and the fair market value of equity awards on date of grant.

Individual Elements of Pay—Details

Base Salary

        As mentioned in the "Benchmark/Peer Group" section, Covance establishes base salaries for executive officers after an annual evaluation of market data, individual experience and performance over time in role. Base salary increases generally become effective March 1 of each year, although in 2010, base pay increases were delayed until July 1, 2010. The Committee in 2010 provided Mr. Herring with a market adjustment of 15% to bring his base pay to the median of the size-adjusted peer group as discussed above.

        In light of challenging market conditions that drove the need for cost reduction actions initiated in late 2010, and to lead by example, Mr. Herring and the other Named Executives will not be receiving merit salary increases in 2011. The Committee expects that Mr. Herring's base salary will be below the size-adjusted peer group median for 2011.

Annual Cash Incentive Plan

        As with base salaries, Covance sets executive officer target annual cash incentive levels after an annual review of market data. The actual cash incentive paid to individual executive officers is determined in three steps:

1.
The annual cash incentive pool in which executive officers participate is initially determined based on actual Company and/or business unit performance against pre-established profit targets with a range of variability from 65% to 125% of target. In 2010, the plan utilized a corporate operating income target of $229,000,000.

2.
Once the initial incentive pool is determined as described above, the pool is further adjusted and finalized based on performance against pre-established net order targets which increases the range of variability to 49% to 156% of target. In 2010, the plan used a net orders target of $2,343,000,000. The resulting annual cash incentive pool for corporate executive officers, including Messrs. Herring and Klitgaard, equaled 81% of the target incentive, for Mr. Lovett equaled 90% of the target incentive, and for Mr. Cimino equaled 81% of the target incentive.

3.
An individual performance factor is applied based on the executive officer's individual performance to arrive at the actual cash incentive amount paid. Individual performance ratings are based on an assessment of each executive's achievements against business targets and the strength of each officer's leadership competencies, with each area (performance against business targets and individual behaviors) of roughly equal weight (individual performance factors range from 0% to 160%). The total range of variation as a result of Company performance against operating income and net orders targets, and an executive's individual performance factor is 0% to 250% of target. The individual performance factor for each Named Executive was as follows: Mr. Herring 80%; Mr. Klitgaard 90%; Mr. Lovett 130%; and Mr. Cimino 90%.

  Mr. Barr resigned as an officer and employee of the Company effective after December 31, 2010. Pursuant to Mr. Barr's severance agreement, he received an annual cash incentive payment equal to his target annual incentive.

        Covance leaders are assessed on performance against annual individual objectives and the following leadership behaviors:

  •
  Wins Client Loyalty—Keep client satisfaction high and lead the organization to deliver on client expectations.

  •
  Leads by Example—Articulate and demonstrate behaviors that support the Company vision.

  •
  Inspires Others—Connect individuals to Covance and build organization excitement and alignment around the Company purpose and goals.

  •
  Drives Growth—Identify opportunities and implement solutions that expand the business.

  •
  Builds Talented Teams—Assess and develop individual organization talent.

  •
  Confronts Constructively—Readily challenge status quo while maintaining and building relationships.

  •
  Gets it Done—Create urgency and balance analysis and action that leads to timely decision making and outstanding implementation.

        The following table shows the range of variability and parameters of the determination of 2010 incentives.

	Effect of Performance Factor on Annual Cash Incentive
Criteria	Minimum Payout	Target Payout	Maximum Payout
Operating Profit (as a % of target)	65%	100%	125%
Net Orders (as a % of target)	75%	100%	125%
Individual Performance Factor	0%	100%	160%
Final Payout (as a % of target)	0%	100%	250%

        The 2010 annual cash incentive target for Named Executives equaled 70% of each individual's base salary, except for the Chief Executive Officer and Chief Operating Officer whose targets were set at 100% and 80% of base salary, respectively. As a group in 2010, the actual cash incentives were paid at 82% of target for the year.

        The actual cash incentives paid to the Named Executives were calculated as follows:

	Mr. Herring	Mr. Klitgaard	Mr. Barr	Mr. Cimino	Mr. Lovett
Bonus Eligible Earnings	$915,000	$427,150	$500,000	$354,000	$373,750
Target Incentive %	100%	70%	80%	70%	70%

Target Incentive ($)	$915,000	$299,005	$400,000	$247,800	$261,625

Operating Profit and Net Orders Multiplier	81%	81%	n/a	81%	90%

Subtotal	$741,150	$242,194	$400,000	$200,718	$235,463

Individual Performance Factor	80.27%	90%	n/a	90%	130%

Actual Incentive	$595,000	$218,000	$400,000	$180,700	$306,200

        Covance has a clawback policy pursuant to which it may recapture incentive cash awards paid to an officer where the performance measure upon which the award was based is subsequently restated or otherwise adjusted in a manner that would have reduced the size of the payment had such adjustment been known at the time of payment.

Equity Compensation

        Covance provides equity compensation to executive officers primarily in two forms—stock options and performance-based restricted stock—the intended value associated with each vehicle being approximately equal using valuation methods as provided under generally accepted accounting principles. Equity compensation represents approximately 57% of the total target compensation for the Chief Executive Officer and approximately 40% for the other named executive officers. While the intent is to grant awards at the median of the target competitive data, actual individual awards, which are granted annually in February of each year, may be higher or lower dependent upon the performance of each executive officer in the prior year and internal equity factors.

        The Compensation Committee also periodically reviews competitive market data regarding equity plan design and payout ranges to ensure that Covance's plans are designed to best fit the Company's objectives while being in line with competitive market practice.

        Management and the Compensation Committee believe equity compensation is important to align shareholder and executive officer interests by creating an "ownership culture." Executive officers maintain a meaningful economic interest in Covance stock due to the following four factors:

1.
Equity Ownership Guidelines. Covance has equity ownership guidelines requiring executive officers to attain and hold specified amounts of Common Stock of the Company. For the Chief Executive Officer, the number of required shares is set at the time of appointment and equals two times (2x) base salary and target annual cash incentive, divided by Covance's share price on that date. For all other executive officers, the required number of shares equals one times (1x) base salary and target annual cash incentive. The target levels and timeframes to achieve ownership were determined after reviewing overall general market practice and the approaches used by our peer companies.

  The following example shows how a typical executive officer's share ownership target is determined, assuming a base salary of $350,000, a 70% target incentive opportunity and a Covance share price on the date of appointment of $55.

Share price of Covance stock	$55
Base salary	$350,000
Target cash incentive	$245,000
Share target calculation = [1 × ($350,000 + $245,000)] / $55 = 10,818 shares

  All executive officers have five years from the date of their appointment as an executive officer to achieve their ownership target. Only shares owned count towards the target (e.g., unvested options and restricted stock do not count towards the target). As of year end 2010, all executive officers either have fulfilled or are on track to fulfill their goal by their individual target dates.

2.
Options and Unvested Performance-Based Restricted Stock Awards. Executive officers have a further economic interest in Covance stock from their stock options and unvested performance-based restricted stock. Stock options vest in three equal installments over three years while performance-based restricted stock vests 100% at the end of the second calendar year following the year in which they are granted to the extent the performance conditions are met. For example, shares awarded in February 2010 vest in December of 2012.

3.
Limits on Executive Officer Sales of Covance Stock. Internal guidelines limit executive officers' ability to sell Covance equity.

4.
Hedging Policy. Covance has a policy on hedging transactions that is designed to ensure that no executive officer engages in any transaction that has the effect of hedging the executive officer's interest in Covance stock.

Stock Options

        Covance grants option awards to executive officers annually. All such awards are approved by the Compensation Committee, or independent members of the Board of Directors in the case of the Chief Executive Officer, at a regularly scheduled meeting with the meeting dates being selected approximately one year prior to the actual meeting. These meetings typically take place in February, shortly after current year performance goals are set, previous year performance is evaluated, and previous year full-year financial results are publicly released. The date of these meetings also serves as the date for setting the exercise price of the award, as well as the award's grant date.

        In keeping with industry norms, newly hired executive officers who begin employment during the year may receive a "one-time" option award. Such options are granted and priced as of the date they are approved by the Compensation Committee. Those dates are not timed with respect to any Company or market event.

        Executive officer options vest in three equal installments over three years. The intended value of stock options awarded is determined by reference to competitive benchmarks, as previously discussed under the "Setting Compensation" section above. The number of options granted is determined using valuation methods as provided under generally accepted accounting principles. Under the 2010 Employee Equity Participation Plan, the option's exercise price is equal to the closing price of Covance stock on the date the awards are approved.

Performance-Based Restricted Stock

        Performance-based restricted stock is also typically approved and granted at the regularly scheduled Compensation Committee and Board of Directors meetings noted previously. In general, the target value and resulting target number of shares is determined by reference to competitive benchmarks, comparison of compensation among the executive officers, and individual performance. The actual number of shares ultimately earned is performance-based and, through 2010, has varied depending on the Company's performance against two financial metrics—backlog growth and return on assets. Performance against the metrics is determined using financial information as published in the Company's annual filings with the SEC. Exceeding one or both of the targets can result in an increase in the actual number of shares awarded from the target number of shares. Conversely, falling short of one or both of the targets can result in a reduction in the actual number of shares awarded from the target number of shares. In 2010, the backlog growth target was 5.7%, which was expected to reflect a "book-to-bill" ratio of 1.14 to 1. The return on assets target was 9.2%.

        This plan operates under a series of three-year performance cycles. During the initial grant year, the executive officer is granted a target share award. Performance in the initial grant year against the two metrics noted above can result in the initial target award being adjusted down to 0% or up to 200% of the target. The shares awarded vest at the end of the second calendar year following the year in which the number of such shares are determined. In each of the two years following the initial year in which the shares are awarded, each executive officer has the opportunity to earn up to an additional 20% of the actual shares earned in the initial year. These additional awards are granted and earned based upon the Company's actual backlog growth and return on assets versus pre-established targets in each subsequent year. The second and third year financial targets are also set and approved by the Compensation Committee. Any additional shares earned vest at the same time as the initial grant. Each three-year cycle has a maximum potential payout of 220% of the initial target share award. Once achieved, the executive officer would no longer be eligible for any additional grants during the relevant three-year cycle.

        As an example, assume an executive officer received a target grant of 4,000 performance-based restricted shares at the beginning of 2010 and achieved the following performance factors over the next three years:

1.
Year 1 (2010)—actual return on asset and backlog growth performance dictates a 80% payout against target;

2.
Year 2 (2011)—return on asset and backlog growth dictates an upward adjustment of 10% of the grant as adjusted for 2010 performance; and

3.
Year 3 (2012)—return on asset and backlog growth dictates an upward adjustment of 10% of the grant as adjusted for 2010 performance.

        In this example the executive officer would earn an overall performance share award of 3,840 shares related to the three-year 2010 performance cycle (an actual award of 3,200 shares from the first year, an additional 320 share award in both 2011 and 2012). All shares from the 2010 performance cycle vest at the end of 2012. The table below shows how the number of shares awarded would be calculated in such a scenario.

Year 1—Target # of Shares	4,000
End of Year 1 Performance Adjustment	80%
# Shares at end of Year 1 (4,000 × 80%)	3,200
Year 2 Performance Adjustment	10%
# Shares at end of Year 2 3,200 + (3,200 × 10%)	3,520
Year 3 Performance Adjustment	10%
# Shares at end of Year 3 3,520 + (3,200 × 10%)	3,840
Final Number of Shares	3,840

        The following chart represents executive officer performance shares earned vs. S&P500 stock price performance and Covance stock price performance over time.

Performance Share Adjustments

Index: 2004 = Baseline

        Although performance shares are not tied to stock price performance, over time, executives have generally received larger performance share payouts during periods when the Company's stock price has outperformed the broader market and, conversely, lower payouts when the Company stock price has underperformed the broader market.

Actual vs. Target Compensation

        Consistent with our executive compensation principles, a substantial portion of each executive officer's compensation is variable in nature (i.e., performance-based). The following table shows the actual

2010 performance year cash incentive payout and adjusted award of performance-based restricted stock in each case versus target for each Named Executive.

Compensation Element	Mr. Herring (Target)	Mr. Herring (Actual)	% of Target
Cash Incentive	$915,000	$595,000	65%
Performance-Based Restricted Stock	29,600	23,680	80%

Compensation Element	Mr. Klitgaard (Target)	Mr. Klitgaard (Actual)	% of Target
Cash Incentive	$299,005	$218,000	73%
Performance-Based Restricted Stock	5,666	4,533	80%

Compensation Element	Mr. Barr (Target)	Mr. Barr (Actual)	% of Target
Cash Incentive	$400,000	$400,000	100%
Performance-Based Restricted Stock	7,082	0	0%

Compensation Element	Mr. Cimino (Target)	Mr. Cimino (Actual)	% of Target
Cash Incentive	$247,800	$180,700	73%
Performance-Based Restricted Stock	4,013	3,210	80%

Compensation Element	Mr. Lovett (Target)	Mr. Lovett (Actual)	% of Target
Cash Incentive	$261,625	$306,200	117%
Performance-Based Restricted Stock	4,013	3,210	80%

        In 2010 average actual Named Executives' annual cash incentive payments and performance share grants were below target amounts. Over the past eight years (2003 - 2010), the Covance annual cash incentive pool payouts have ranged from 65% to 140% of target, while the performance-based restricted share plan payouts have ranged from 50% to 220% of target.

Other Compensation

        Covance provides a limited number of other benefits for executive officers, the most significant being a Supplemental Executive Retirement Plan ("SERP") benefit. The SERP is an unfunded, defined benefit type pension plan. The plan provides a pension benefit to a participant that is equal to a percentage, not to exceed 40%, of an executive officer's Final Average Earnings. Final Average Earnings is defined as the average annual base salary and annual cash incentive, over the highest five consecutive years of earnings out of the last ten years of employment. Vesting occurs after five years of service as a plan participant. The value of the SERP as well as the formulas used to determine its value is discussed in more detail in the narrative section of the Pension Benefits Table.

        The Compensation Committee periodically reviews the benefits and costs associated with offering the SERP. This evaluation was last conducted in 2007 and included a review by our independent outside consultant of information regarding the prevalence of similar retirement plans at companies with which Covance competes for executive officer talent. The Compensation Committee concluded that the SERP is an important component in attracting and retaining executive talent and helps motivate executive officers to drive the future success of Covance, in part because future SERP benefits are not funded or insured.

        Effective January 1, 2008, the Board chose to adopt a Non-Qualified Deferred Compensation Plan ("NQDC"). The plan is offered to approximately 111 senior management employees (including the Named Executives). Participants are allowed to defer up to 50% of their base salary and 70% of their annual cash incentive. These maximums are both market competitive and allow for executives to take greater advantage of the tax benefits from deferring plan year income.

        Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. In light of competitive market practice, the Board also agreed that executive officers who participate in the SERP, which includes all of the Named Executives, are not eligible to receive a match for any deferrals in the NQDC plan.

        The Chief Executive Officer is provided with a country club membership which is used predominantly for business purposes.

Payments in Connection with Change in Control or Termination

        Covance has letters of employment with its executive officers which provide certain benefits in the event of a change in control and a termination of employment or constructive termination of employment within 24 months of the change in control event. Covance believes that the triggering events for a change in control and amounts payable are appropriate to fulfill the following purposes:

  •
  Ensure executive officers focus on shareholder interests and evaluate potential transactions impartially by removing concerns about their potential termination of employment; and

  •
  To retain executive officers needed for the success of Covance during a time of potential disruption and/or transition.

        Events that constitute a change in control were chosen based on a review of broad marketplace practices. They consist of:

  •
  A person or entity acquires stock that together with other stock held by such person constitutes 50% or more of the total fair market value or total voting power of the stock of the Company.

  •
  A person or entity acquires ownership of stock of the company possessing 30% or more of the total voting power of the Company's stock.

  •
  A majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

  •
  A person or entity acquires assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition.

        In general, in the event of termination within two years of a change in control, an executive officer would receive: a payment equal to three times (3x) the sum of the executive officer's annual base salary and target annual cash incentive at the time the executive officer is terminated; an additional three years of service and age credit for the SERP; and outplacement services.

        Executive officers would also be entitled to vesting of all unvested stock options and restricted stock in the event of a change in control.

        Executive officer employment agreements were amended to eliminate any reimbursement (gross-up) thereunder for the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (if any).

        Executive officers are eligible to receive compensation in the event that they are terminated involuntarily and without cause. The value of these payments, as well as the basis for calculations, including formulas used, under various scenarios for each Covance executive officer can be found on the

Termination Scenarios table. We require executive officers to not compete with Covance after their departure and to preserve Covance confidential information. Termination compensation is provided only if the affected executive officers sign releases of claims against Covance they otherwise might assert. In addition, if an executive officer leaves Covance for any reason aside from a change in control, retirement, death, or disability, all unvested stock options and performance-based restricted stock are forfeited.

        The Compensation Committee last reviewed competitive market data regarding the policies and multiples provided regarding change in control provisions in 2010, and agreed that Covance's current program is designed to achieve the Company's overall objectives.

Report of the Compensation and Organization
Committee on Executive Compensation

        The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and these discussions, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Members of the Compensation and Organization Committee

Bradley T. Sheares, Chair
Gary E. Costley
Joseph C. Scodari

 EXECUTIVE COMPENSATION TABLES

2010 Summary Compensation Table

        The table below summarizes the total compensation earned by the Company's Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers of the Company (collectively, the "Named Executives").

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Joseph L. Herring	2010	$915,000	$-0-	$1,685,128		$1,723,286		$595,000		$985,353	$23,182	$5,926,949
Chairman and Chief	2009	811,667	-0-	1,422,850		1,171,545		730,600		1,123,798	25,043	5,285,503
Executive Officer	2008	729,167	-0-	1,123,320		729,820		850,000		402,890	64,484	3,899,681
William E. Klitgaard	2010	427,150	-0-	322,565		329,583		218,000		309,713	13,475	1,620,486
Corporate Senior Vice	2009	410,213	-0-	286,958		236,214		236,900		383,511	13,475	1,567,271
President and Chief Financial Officer	2008	378,200	-0-	293,040		190,876		203,600		125,383	26,740	1,217,839
Wendel D. Barr(5)	2010	500,000	500	403,178	(5)	411,970	(5)	400,000	(6)	214,544	102,868	2,033,060
Corporate Executive	2009	471,667	-0-	358,678		295,264		141,600		225,798	185,663	1,678,670
Vice President and Chief Operating Officer	2008	415,000	-0-	309,320		202,104		255,000		79,523	115,549	1,376,496
Richard F. Cimino	2010	354,000	-0-	228,460		233,444		180,700		196,365	13,475	1,206,444
Corporate Executive	2009	336,085	-0-	203,259		167,316		324,700		165,336	13,475	1,210,171
Vice President and Group President, Clinical Development	2008	306,280	500	195,360		129,122		373,900		53,795	31,490	1,090,447
James W. Lovett	2010	373,750	-0-	228,460		233,444		306,200		203,657	19,153	1,364,664
Corporate Senior Vice	2009	348,098	-0-	179,339		147,632		269,100		186,614	36,123	1,166,906
President, General	2008	321,719	-0-	452,253		137,543		198,000		54,011	45,172	1,208,698
Counsel, Secretary, Market Access Services and Nutritional Chemistry & Food Safety

(1)
The amounts shown reflect service awards that all Covance employees are eligible to receive upon completing an established number of years of service with the Company.

(2)
The amounts shown reflect grant date fair market value based on the target payout of these performance-based awards. The maximum value for each stock award would be 220% of the initial target grant and assumes the highest level of performance achieved. If the highest level of performance were to be achieved by the named Executive Officer, the maximum 2010 values for each officer would be as follows: for Mr. Herring, $3,707,282; Mr. Klitgaard, $709,644; Mr. Barr, $886,992; Mr. Cimino, $502,612; and Mr. Lovett, $502,612. Please refer to the "Compensation Discussion and Analysis" section above for a description of the terms of these awards.

(3)
The amounts shown reflect grant date fair market value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Assumptions used in this calculation are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Please refer to the "Compensation Discussion and Analysis" section above for a description of the terms of these awards.

(4)
The amounts shown reflect the following additional benefits and payments provided to the Named Executives:

•
Company matching contributions to the Company's defined contribution plans in the amounts of $13,475 for each of the Named Executives.

•
The value associated with Mr. Herring's personal use of a country club membership in the amount of $917, which membership is predominantly used for corporate purposes.

•
Tax reimbursement payment to Mr. Herring of $8,569 in connection with income recognized as a result of Company reimbursement of air and ground costs of travel for Mr. Herring's spouse's attendance as co-host to a Company operational and sales award function. All employees attending this function are invited to bring their spouse and receive reimbursement of tax payments related to such attendance.

•
Payment in the amount of $221 for Mr. Herring's home security.

•
A reimbursement of $48,521 to Mr. Barr for relocation costs and an associated tax reimbursement of $15,663.

•
A reimbursement of $25,000 to Mr. Barr for unused vacation time issued for the year 2010 due to Mr. Barr as a result of his resignation as an officer and employee of the Company.

•
A reimbursement of $209 to Mr. Barr for the tax gross up of the $500 length of service award. All employees entitled to a length of service award receive reimbursement of taxes related to such award.

•
Housing expense reimbursement in the amount of $3,542 and automobile costs associated with travel to and from company offices in the amount of $2,136 for Mr. Lovett.

(5)
Mr. Barr resigned as an officer and employee of the Company effective after December 31, 2010. As a result, the equity awards in the Stock Awards and Option Awards columns terminated without vesting.

(6)
Mr. Barr received $400,000 in non-equity incentive plan compensation for 2010 in accordance with his severance agreement dated December 20, 2010.

 2010 Grants of Plan-Based Awards Table

									All Other Stock Awards: # of Shares of Stock or Units (#)
										All Other Option Awards: # of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
											Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Market Value ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph L. Herring			—	$915,000	$2,287,500	—	—	—	—	—	—	—
	2/17/10	(2)	—	—	—	—	29,600	59,200	—	—	—	$1,685,128
	2/17/10	(3)	—	—	—	—	—	—	—	92,600	$56.93	1,723,286
William E. Klitgaard			—	299,005	747,513	—	—	—	—	—	—	—
	2/17/10	(2)	—	—	—	—	5,666	11,332	—	—	—	322,565
	2/17/10	(3)	—	—	—	—	—	—	—	17,710	56.93	329,583
Wendel D. Barr			—	400,000	1,000,000	—	—	—	—	—	—	—
	2/17/10	(2)	—	—	—	—	7,082	14,164	—	—	—	403,178
	2/17/10	(3)	—	—	—	—	—	—	—	22,137	56.93	411,970
Richard F. Cimino			—	247,800	619,500	—	—	—	—	—	—	—
	2/17/10	(2)	—	—	—	—	4,013	8,026	—	—	—	228,460
	2/17/10	(3)	—	—	—	—	—	—	—	12,544	56.93	233,444
James W. Lovett			—	261,625	654,063	—	—	—	—	—	—	—
	2/17/10	(2)	—	—	—	—	4,013	8,026	—	—	—	228,460
	2/17/10	(3)	—	—	—	—	—	—	—	12,544	56.93	233,444

(1)
The exercise price of the options is equal to the closing price on the date of grant as required by the 2007 Employee Equity Participation Plan.

(2)
The amounts shown reflect performance-based restricted stock granted for the first year of the 2010-2012 plan cycle, with payout ranging from 0-200% of target depending on performance in 2010.

(3)
The amounts shown reflect 2010 stock option grants at grant date fair value granted pursuant to the 2007 Employee Equity Participation Plan.

 2010 Outstanding Equity Awards at Fiscal Year-end Table

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joseph L. Herring
2010(2)	—	92,600	—	$56.93	02/16/20	—	—	59,200	$3,043,472
2009(3)	31,366	62,734	—	39.80	02/18/19	21,450	$1,102,745	8,580	441,098
2008(4)	17,333	8,667	—	81.40	02/20/18	—	—	2,208	113,513
2007(5)	33,500	—	—	62.65	02/21/17	33,500	1,722,235	—	—
2006	30,900	—	—	56.18	02/22/16	—	—	—	—
2005	32,200	—	—	42.32	02/16/15	—	—	—	—
2004	35,650	—	—	29.69	02/24/14	—	—	—	—
2003	40,800	—	—	22.95	02/26/13	—	—	—	—
2002	37,150	—	—	17.43	02/20/12	—	—	—	—
William E. Klitgaard
2010(2)	—	17,710	—	56.93	02/16/20	—	—	11,332	582,578
2009(3)	6,324	12,649	—	39.80	02/18/19	4,326	222,400	1,730	88,939
2008(4)	4,533	2,267	—	81.40	02/20/18	—	—	576	29,612
2007	7,400	—	—	62.65	02/21/17	—	—	—	—
2006	7,700	—	—	56.18	02/22/16	—	—	—	—
2005	9,000	—	—	42.32	02/16/15	—	—	—	—
2004	15,750	—	—	29.69	02/24/14	—	—	—	—
2003	13,500	—	—	22.95	02/26/13	—	—	—	—
Wendel D. Barr
2010(2)	—	22,137	—	56.93	02/16/20	—	—	14,164	728,171
2009(3)	—	15,811	—	39.80	02/18/19	5,407	277,974	2,163	111,200
2008(4)	4,800	2,400	—	81.40	02/20/18	—	—	608	31,257
2007	6,700	—	—	62.65	02/21/17	—	—	—	—
2006(6)	7,700	—	—	56.18	02/22/16	17,802	915,201	—	—
Richard F. Cimino
2010(2)	—	12,544	—	56.93	02/16/20	—	—	8,026	412,617
2009(3)	4,479	8,960	—	39.80	02/18/19	3,064	157,520	1,226	63,029
2008(4)	3,067	1,533	—	81.40	02/20/18	—	—	384	19,741
2007	5,400	—	—	62.65	02/21/17	—	—	—	—
2006(7)	7,700	—	—	56.18	02/22/16	14,242	732,181	—	—
2005	9,100	—	—	42.32	02/16/15	—	—	—	—
James W. Lovett
2010(2)	—	12,544	—	56.93	02/16/20	—	—	8,026	412,617
2009(3)	3,952	7,906	—	39.80	02/18/19	2,704	139,013	1,082	55,626
2008(4)	3,267	1,633	—	81.40	02/20/18	—	—	416	21,387
2008(8)	—	—	—	81.40	02/20/18	—	—	2,900	149,089
2007	5,900	—	—	62.65	02/21/17	—	—	—	—
2006	6,200	—	—	56.18	02/22/16	—	—	—	—
2005	8,500	—	—	42.32	02/16/15	—	—	—	—
2004	10,503	—	—	29.69	02/24/14	—	—	—	—

(1)
All unvested options vest at a rate of one third per year at the end of each of the first three years of the ten year option term. The full vesting date of each option is seven years prior to the listed expiration date.

(2)
Number of shares shown in column (i) of this table reflects the maximum 200% of performance-based restricted shares that could be earned for the first year of performance in the 2010-2012 performance-based restricted stock cycle. Shares earned are scheduled to vest on December 18, 2012.

(3)
Number of shares shown in column (g) of this table reflects performance-based restricted stock earned for the first year of performance under the 2009-2011 performance-based restricted stock cycle. The performance-based restricted stock grant for the first year of the 2009-2011 plan cycle was reduced by 40% based on performance in 2009. These shares are scheduled to vest on December 19, 2011. Number of shares shown in column (i) of this table reflects the potential 40% maximum performance-based restricted stock that could be earned for the second and third years of performance in the 2009-2011 performance-based restricted stock cycle.

(4)
Number of shares shown in column (i) of this table reflects the potential 20% maximum performance-based restricted stock that could be earned for the third year of performance in the 2008-2010 performance-based restricted stock cycle.

(5)
Shares shown in column (g) consist of 33,500 shares of restricted stock which are scheduled to vest on February 22, 2012.

(6)
Shares shown in column (g) consist of 17,802 shares of restricted stock which were scheduled to vest on February 23, 2011. As a result of Mr. Barr's resignation, these shares, as well as all of his shares and options scheduled to vest later than December 31, 2010, will not vest.

(7)
Shares shown in column (g) consist of 14,242 shares of restricted stock which vested on February 23, 2011.

(8)
Consists of 2,900 shares of performance-based restricted stock which vested on February 28, 2011, pending certification of performance metrics attainment by the Compensation Committee.

        The table below shows option exercise and stock award vesting activity during the fiscal year ended December 31, 2010.

2010 Option Exercises & Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. Herring	10,000	$202,100	11,040	$569,002
William E. Klitgaard	-0-	-0-	2,880	148,435
Wendel D. Barr	71,105	1,525,026	3,040	156,682
Richard F. Cimino	-0-	-0-	1,920	98,957
James W. Lovett	5,550	162,321	2,080	107,203

        The table below shows benefits that the Named Executives are entitled to under the Company's defined benefit plans.

2010 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joseph L. Herring	Covance Supplemental Retirement Plan	11	$4,142,167	-0-
William E. Klitgaard	Covance Supplemental Retirement Plan	10	1,566,903	-0-
Wendel D. Barr	Covance Supplemental Retirement Plan	7	763,875	-0-
Richard F. Cimino	Covance Supplemental Retirement Plan	6	559,714	-0-
James W. Lovett	Covance Supplemental Retirement Plan	8	688,131	-0-

(1)
Includes amounts which the Named Executive may not currently be entitled to receive.

Supplemental Executive Retirement Plan

        In December 1996, Covance adopted a nonqualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives in order to attract and retain a highly motivated executive workforce.

        Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP. Retirement benefits to be provided under the SERP will be based on 40% of an executive's final average earnings. The benefit for executives with less than 20 years of service would equal 2% (2.67% for participants employed by Covance on January 1, 1997) multiplied by service multiplied by final average earnings. The final average earnings is based upon the highest five consecutive years of earnings out of the executive's last ten years of employment with Covance or any subsidiary thereof. Compensation is defined as the executive's annual salary plus bonuses.

        Participating executives may commence receiving reduced, early retirement benefits as early as age 55, provided they had attained five years of service under the plan. Benefits are reduced 5% for each year commencement precedes age 60, up to a 25% reduction at age 55.

        Upon retirement SERP payments are to be in the form of a lump sum.

Actuarial assumptions used to determine values in the Pension Benefits Table

        The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age (even if the participant is not yet eligible to do so). Actual benefit present values will vary from these estimates depending on many factors, including an executive's actual retirement age.

Covance Inc. Supplemental Executive Retirement Plan Assumptions

	December 31, 2010	December 31, 2009
Discount rate	4.40%	5.25%
Form of payment	Lump sum	Lump sum
Lump sum interest rates
Annuity payments scheduled to be made within 5 years	1.65% (2.16% for lump sum payments in 2011)	2.33% (3.13% for lump sum payments in 2010)
Annuity payments scheduled to be made between 5 and 20 years from now	4.91% (4.77% for lump sum payments in 2011)	5.59% (5.07% for lump sum payments in 2010)
Annuity payments scheduled to be made beyond 20 years	6.52% (6.05% for lump sum payments in 2011)	6.30% (5.50% for lump sum payments in 2010)
Retirement age	Later of age 60 and current age	Later of age 60 and current age
Termination and disability rates	None	None

 2010 Non-Qualified Deferred Compensation Table

Name (a)	Executive contributions in last FY ($)(b)	Registrant contributions in last FY ($)(c)	Aggregate earnings in last FY ($)(d)	Aggregate withdrawals/ distributions ($)(e)	Aggregate balance at last FY ($)(f)
Joseph L. Herring	$785,920	$-0-	$168,699	$-0-	$1,631,425
William E. Klitgaard	-0-	-0-	-0-	-0-	-0-
Wendel D. Barr	-0-	-0-	-0-	-0-	-0-
Richard F. Cimino	-0-	-0-	-0-	-0-	-0-
James W. Lovett	-0-	-0-	-0-	-0-	-0-

        The Board adopted a Non-Qualified Deferred Compensation Plan ("NQDC") effective January 1, 2008. In 2010, the plan has been offered to approximately 115 senior management employees (including the Named Executives). The plan is intended to provide this group of employees with an opportunity to defer compensation in addition to amounts permitted under the Covance qualified 401(k) Plan. No contributions were made by Covance on the amounts deferred by the Named Executives and all contributions by the Named Executives are included in the Named Executive's salary set forth in the Summary Compensation Table. No above market interest rates or special terms are provided on invested amounts and therefore earnings realized on amounts deferred are not included in the Summary Compensation Table.

        Under the NQDC Plan, participants are allowed to defer up to 50% of their base salary and 70% of their annual cash incentive in any given year. Participants in the NQDC are subject to certain contributions and earnings limits under the Internal Revenue Code. Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. However, senior officers who participate in the SERP, which includes all of the Named Executives, are not eligible to receive a match for any deferrals into the NQDC plan. Amounts deferred under the NQDC are deemed invested in one of the investment choices available in Covance's 401(k) Plan as selected by the participant. Earnings on these investments are market earnings and there are no provisions for guaranteed rates of return. All amounts in a participant's NQDC account are unfunded and remain assets of the Company until paid out. Amounts deferred may be paid out six months after the participant's separation from service with the Company or at some other point as designated in advance by the participant.

 2010 Termination Scenarios

	Joseph L. Herring		William E. Klitgaard		Wendel D. Barr		Richard F. Cimino		James W. Lovett
Benefit(1)	Without Cause ($)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)
Salary and Annual Cash Incentive	$2,940,000	$5,880,000	$729,810	$2,189,430	$900,000	$2,700,000	$608,600	$1,825,800	$658,750	$1,976,250
Equity
Unvested Restricted Stock	-0-	1,722,235	-0-	-0-	-0-	915,201	-0-	732,181	-0-	149,089
Unvested Performance-Based Restricted Stock	-0-	2,624,481	-0-	513,689	-0-	642,059	-0-	363,829	-0-	345,321
Unvested Options(3)	-0-	728,342	-0-	146,855	-0-	183,566	-0-	104,026	-0-	91,789
Equity Total	-0-	5,075,058	-0-	660,544	-0-	1,740,826	-0-	1,200,036	-0-	586,199
Other Benefits
Health & Welfare	47,852	71,779	46,823	70,234	46,954	70,431	46,688	70,032	46,744	70,116
Outplacement	50,000	50,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Other Benefits Total	97,852	121,779	76,823	100,234	76,954	100,431	76,688	100,032	76,744	100,116
Total(4)	$3,037,852	$11,076,837	$806,633	$2,950,208	$976,954	$4,541,257	$685,288	$3,125,868	$735,494	$2,662,565

(1)
All values reflected in the table assume a termination date of December 31, 2010; and where applicable reflect the closing price of Covance stock on that day of $51.41. All amounts reflect the incremental value (excluding the value of retirement benefits upon termination, which are detailed in the table below) to each of the Named Executives in the event of a termination and do not include the value of any equity vested and earned prior to December 31, 2010. All values reflect (in the event of involuntary termination and change-in-control) the maximum incremental amount payable to each of the Named Executives in the event of such a termination on December 31, 2010. No incremental value is payable to the Named Executives in the event of termination for cause or voluntary termination.

(2)
In addition to the cash severance noted, if a Named Executive other than the Chief Executive Officer has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay the Named Executive his salary for one additional year. Mr. Barr resigned as an officer and employee effective after December 31, 2010. Benefits actually paid and due to Mr. Barr are described in "Termination and Change of Control Arrangements" below.

(3)
Assumes each Named Executive exercised all in-the-money options at $51.41 (the December 31, 2010 closing price of Covance common stock on the NYSE).

(4)
The Named Executives would also be entitled to the retirement plan benefits set forth in the table below.

 2010 Termination Scenarios—Defined Benefit Plan Benefits

Name	Plan Name	Voluntary For Cause or Without Cause ($)	Death ($)	Disability ($)	Change in Control ($)
Joseph L. Herring	Covance Supplemental Retirement Plan(1)	$4,245,088	$2,137,880	$5,917,739	$6,539,651
William E. Klitgaard	Covance Supplemental Retirement Plan(1)	1,394,258	702,806	2,017,332	2,488,505
Wendel D. Barr	Covance Supplemental Retirement Plan(1)	1,024,892	363,081	1,438,619	1,073,618
Richard F. Cimino	Covance Supplemental Retirement Plan(1)	684,075	277,092	960,222	856,185
James W. Lovett	Covance Supplemental Retirement Plan(1)	1,039,330	312,426	1,458,885	889,003

(1)
Voluntary Termination and Termination With or Without Cause. Once vested, Named Executives are eligible to receive benefits under the SERP. Benefits vest in the SERP upon attaining five years of service. Executives terminating employment shall receive their benefit in the form of a lump sum payment at the later of age 55 or age at termination of employment, but in no event shall the distribution be made less than six months from such date or event. In 2007, amendments to the SERP were adopted in order to comply with Section 409A of the Internal Revenue Code. These amendments had an effective date of January 1, 2009. Prior to these amendments, the SERP permitted officers to elect actuarial equivalent joint and survivor annuity, even at a later point than six months after termination.

Messrs. Herring, Klitgaard, Barr, Cimino and Lovett are fully vested in their SERP benefit. Benefits shown for Messrs. Barr, Cimino and Lovett are payable in the form of a lump sum payment at age 55. The benefits shown for Messrs. Herring and Klitgaard are payable as a lump sum as of July 1, 2011.

Termination for Cause. Benefits payable upon a termination of employment for cause are the same amount and form with the same timing as a voluntary termination.

Death. Death benefits are payable to the spouse of married participants as a lump sum payment as soon as administratively feasible after the participant's death. The lump sum shown is payable upon death and is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

Participants who are not married, but have surviving children are eligible for an immediate lump sum payment as soon as administratively feasible after the participant's death. The lump sum is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

No death benefits are payable to unmarried participants without surviving children.

Disability. Executives immediately vest in their accrued benefit upon becoming disabled. Benefits are payable in the form of a lump sum payment at the later of the executive's separation from service or 65. Benefits shown in the above table are payable at age 65.

Termination Due to a Change-In-Control. Upon an eligible termination of employment resulting from a change-in-control, payment under the SERP shall be a lump sum of the participant's enhanced SERP benefit payable 6 months from separation from service (July 1, 2011 for the amounts shown above). The enhanced benefit is calculated by providing the participant with an extra three years of service and three years of age under the SERP for purposes of both vesting in and determining the amount of benefits payable under the SERP.

The lump sum is based upon the reduced early retirement benefit if the executive satisfies the conditions for early retirement after applying the extra three years of age and service. If the executive does not satisfy the conditions for early retirement after adding the three extra years of age and service, the lump sum is based on the accrued benefit, deferred to age 55.

Termination and Change of Control Arrangements

        As reflected in the Termination Scenarios Table, pursuant to an agreement dated December 31, 2008 between Covance and Mr. Herring, Mr. Herring shall be entitled to (i) two times his annual base compensation, and (ii) variable compensation for one year at his most recent target level in the event he is terminated for reasons other than cause. Mr. Herring is also entitled to two years continuation of health benefits. Covance has also entered into agreements which provide each of the Corporate Executive Vice Presidents and Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus variable compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If a Corporate Executive Vice President or Corporate Senior Vice President has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay such officer his salary for one additional year. These payments would be made under Covance's normal payroll schedule. All such executive officers will also be entitled to health benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years.

        Covance will also provide to Mr. Herring and the Corporate Executive Vice Presidents and Corporate Senior Vice Presidents, upon the termination of employment by Covance other than for cause, or a constructive termination, as defined in the agreements, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to (i) three times the annual base salary in effect on the termination date, and (ii) three times the annual cash incentive at the most recent target level. Such payments shall be made in a lump sum. In addition, such officers will be entitled to (i) an additional three years of service and age credit for the SERP, (ii) immediate vesting of all unvested stock options and restricted stock, and (iii) participation in Covance's health and benefit plans for a period of up to three years. Prior to December 31, 2010, such executive officers would have been entitled to the enhanced salary and annual cash incentive benefits described above in the event the officer voluntarily terminates his or her employment with Covance for any reason between the twelfth and thirteenth months following a change in control. This right was eliminated by an employment agreement amendment entered into by each executive officer dated December 31, 2010. A "change in control" is defined in the agreements to include the following: the acquisition by a person of stock of the Company that, together with stock already held by such person constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; the acquisition by a person during a twelve month period of 30% or more of the voting stock of Covance; a majority of the members of the Board is replaced during any 12 month period; or the acquisition by any person of assets from the Company equal to or more than 40% of the total gross fair market value of the Company's assets.

        On December 23, 2010, Covance and Wendel Barr, Covance's Corporate Executive Vice President and Chief Operating Officer, entered into a severance agreement relating to Mr. Barr's decision to resign as an officer and employee effective after December 31, 2010. Pursuant to this agreement Mr. Barr shall be paid an amount equal to his current salary and target annual cash incentive for a period of eighteen months. The agreement also provides for Mr. Barr to receive a bonus in 2011 relating to his service in 2010 in the amount of $400,000, as well as continuing health benefits and outplacement services. The agreement contains a general release of Covance by Mr. Barr and an acknowledgement of Mr. Barr's previous agreement relating to confidentiality, noncompetition and nonsolicitation of employees and clients.

 PROPOSAL TWO
Advisory Vote on Executive Compensation

        The Company is providing its shareholders with the opportunity to cast an advisory vote on the compensation of the Named Executives as disclosed in this Proxy Statement.

        As described in the "Executive Compensation—Compensation Discussion and Analysis" above, the Company's executive compensation programs are designed to attract, motivate, and retain its Named Executives, who are critical to Covance's success. The Company seeks to accomplish this by rewarding performance and by providing forms of compensation that align executive officers' interests with shareholders' long-term interests. As described in the Compensation Discussion and Analysis, the Company emphasizes variable compensation, in particular equity compensation including performance-based equity compensation, to ensure such alignment. Please read the "Compensation Discussion and Analysis" section for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our Named Executives.

        The Compensation Committee continually reviews the compensation programs for the Company's Named Executives to ensure they achieve the desired goals of aligning our executive compensation structure with the Company's shareholders' interests and current market practices.

        The following proposal, commonly known as a "say-on-pay" proposal, provides shareholders the opportunity to express their views on the Company's executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board's policies and practices described herein. Accordingly, the Board asks the shareholders to vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that Covance shareholders approve, on an advisory basis, the compensation of the Named Executives, as set forth in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        The say-on-pay vote is advisory, and therefore not binding on the Company. The Board of Directors and our Compensation Committee value the opinions of the shareholders and will consider the outcome of this vote when making future compensation decisions for executive officers.

        The Board of Directors recommends that each shareholder vote FOR the approval of the compensation of the Named Executives, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

 PROPOSAL THREE
Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

        Recently enacted federal legislation requires that shareholders be offered the opportunity to cast an advisory vote to indicate how frequently the Company should seek an advisory vote from shareholders on the compensation of the Named Executives. By voting on this Proposal Three, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

        You may cast your vote on your preferred voting interval by choosing the option of every year, every two years, every three years or abstain from voting when you vote in response to the proposal set forth below.

        The Board of Directors believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company's executive compensation program. While this vote on frequency is advisory and not binding on the Board of Directors, the Board intends to adopt a frequency of shareholder votes on executive compensation reflective of the wishes of our shareholders as indicated by the results of this vote.

        The Board of Directors recommends that each shareholder vote for EVERY ONE YEAR as the frequency with which shareholders are provided an advisory vote on Executive Compensation.

 PROPOSAL FOUR
Ratification of the Appointment of
Independent Registered Public Accounting Firm

        Our Audit Committee, pursuant to its charter, has appointed E&Y as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries and the Company's effectiveness of internal control over financial reporting for the year ending December 31, 2010.

        While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and our Board of Directors are requesting, as a matter of policy, that the shareholders ratify the appointment of E&Y as the Company's principal independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain E&Y or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. The Audit Committee oversees the performance of E&Y and would apply knowledge gained from this oversight in exercising this discretion.

        E&Y has served as independent auditors to the Company since 2001. E&Y's long-term knowledge of the Company has enabled it to perform its audits with effectiveness and efficiency.

        A representative of E&Y is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011.

 PROPOSAL FIVE
Shareholder Proposal

        The below resolution is sponsored by People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, VA 23510.

Report on Animal Welfare Act Violations

        "RESOLVED, that the Board report to shareholders annually on (1) the measures that it is taking to resolve, correct, and prevent further U.S. Department of Agriculture (USDA) citations for violations of the Animal Welfare Act (AWA), and (2) procedures to ensure compliance with basic animal welfare considerations, including enrichment measures to improve living conditions for the animals used."

Supporting Statement

        The AWA is the only U.S. federal law that provides minimal protections for some animals used in research. The USDA, the agency charged with enforcing the AWA conducts annual inspections of facilities and issues an inspection report detailing violations observed by the inspector.

        People for the Ethical Treatment of Animals conducted an undercover investigation of Covance in 2004 to 2005 and documented on video employees subjecting nonhuman primates to gross physical abuse and psychological torment. As a result, the USDA cited and fined Covance for serious violations of the AWA.

        In 2008, Covance used 5,348 dogs, 17,659 rabbits, 8,445 non-human primates; and tens of thousands of other animals in experiments. The 2009 and 2010 USDA inspections of Covance facilities uncovered serious violations, including inadequate veterinary care for dogs and primates, inadequate psychological enrichment for primates, and oversight failures by the Institutional Animal Care and Use Committee (IACUC)—the body delegated to ensure compliance with all regulations.1 Covance facilities were also cited for sanitation problems, unsafe animal housing, deficiencies in provision of water to animals, and improper care of animals during cage cleaning.

        Some of the violations include the following:

  •
  Several Covance facilities did not ensure that animals received adequate veterinary care. In August 2009, the USDA found a report of a nonhuman primate who "had not eaten for several days and was dehydrated." Only after an employee noticed that the primate refused treats was it discovered that the animal's leg had become trapped under the back portion of the cage. Dogs were observed to have dental disease, which, the inspector noted, "[M]ay cause discomfort and may lead to loss of periodontal tissues/teeth or other disease."

  •
  According to a June 2009, USDA report, Covance's IACUC allowed rabbits to be used in two immunologic studies, even though the study proposals failed to provide any rationale for using rabbits, as required by federal regulations.

  •
  In June 2009, the USDA noted that Covance "failed to address the special considerations for nonhuman primates [who] exhibit abnormal behavior." The USDA inspector observed a monkey exhibiting "signs of being in psychological distress" through "an abnormal backward-pacing repetitive motion."

  •
  In July 2010, USDA inspectors observed half of the cages used in one room to house primates were unsafe for the animals and could "possibly result in entrapment or animal injury." The foregoing facts contradict Covance's claim that the company treats "animals with the respect that they deserve" and works to "reduce discomfort or stress to animals" in its care.

The Board of Directors recommends that the shareholders vote AGAINST this proposal.

        This proposal is not in the interests of the shareholders for these reasons:

  1.
  Covance already has a strong commitment to animal welfare.

  2.
  PETA's statement in support of its proposal is inaccurate and misleading.

  3.
  Covance believes that this proposal is merely an attempt to advance PETA's extreme political agenda of eliminating all medical research involving animals, even in life-saving circumstances or circumstances that benefit animals themselves and to harm Covance's business.

        Accordingly, the proposal would do nothing to advance animal welfare and would merely imply support of an extremist political agenda that is not in the interests of the shareholders.

        First, Covance has a strong and long-standing commitment to animal welfare. Animal testing is highly regulated by federal agencies such as the USDA APHIS and the Food and Drug Administration ("FDA") under the U.S. Animal Welfare Act and under similar rules (in some cases, even more stringent) in other countries where Covance has animal research facilities. As stated in Covance's Code of Respect for Animals in Research and Development: "As one of the world's leading providers of preclinical drug development services and other services to advance safety, we accept both the legal and the moral obligation to be a leader in assuring that animals in our care are treated in accordance with all applicable rules and with high standards of respect and compassion." Covance's entire Code of Respect for Animals is available on our website at www.covance.com. All Covance animal research facilities have veterinarians and

(1)
http://acissearch.aphis.usda.gov/LPASearch/faces/LPASearch.jspx other staff committed to assuring animal welfare, and the Company has a strong record for many years of both compliance with applicable law and regulation and utilization of enrichment activities for animals that go beyond applicable rules. Also, all Covance animal research facilities worldwide are accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC), a recognized independent accreditation authority overseeing animal care.

        Second, PETA's supporting statement is inaccurate and misleading. Covance's early development facilities are regularly inspected by the USDA APHIS as part of its regular practice applied to all animal research facilities. Covance's US animal facilities have been inspected over 25 times in the last two years with the vast majority of these inspections resulting in no findings of noncompliance. Covance further strongly disagrees with PETA's description of the findings it does reference. Of course, in a company with more than 10,000 employees, errors can be made on occasion, but Covance has a strong record on continuous improvement, of disciplinary action when appropriate for a failure in animal care, and of correcting any problems as evidenced by Covance's very strong inspection record.

        Third, PETA's proposal is designed to advance a political agenda that is diametrically opposed to the interests of the Company, its shareholders and to the overall good of the public. PETA's goal is the complete and immediate abolition of all medical tests and research involving animals. In the words of PETA's founder and President, any medical research on animals is "totally immoral."2 She has also said: "Even if animal tests produced a cure for AIDS, we'd be against it."3 Covance does not believe that most shareholders or other members of the public agree with these views. Animal research is required by legal regulation and is ethically appropriate before new medicines are tested on human beings. The result is life-saving new medicines that benefit both humans and animals, and Covance is proud that this research is an important part of our business model.

        PETA has a history of targeting Covance in an effort to harm the company and its shareholders. For example, in 2004, PETA had an operative gain employment at a Covance facility under false pretense in order to gain confidential information about Covance in violation of the employee's confidentiality agreement. Covance filed a successful lawsuit against PETA and the operative, which concluded with PETA agreeing to forego further infiltration of Covance and to a court order confirming this bar on infiltration by the Circuit Court for the County of Fairfax, Virginia. Copies of the agreement and court order may be accessed at www.covance.com. In 2009, PETA sponsored a shareholder proposal similar to this proposal, which proposal was resoundingly defeated by Covance's shareholders. PETA's shareholder proposal is just another step in PETA's ongoing effort to attempt to harm Covance in particular and life-saving medical research in general.

        After careful consideration, your Board of Directors recommends a vote AGAINST this proposal.

 PROPOSALS OF SHAREHOLDERS
FOR 2012 ANNUAL MEETING

        Proposals submitted by shareholders for inclusion in the Proxy Statement for the 2012 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 29, 2011. Please address your proposals to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate Directors for election, or present other business before the shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after February 5, 2012, and not before January 6, 2012. If the Annual Meeting of 2012 is advanced by more than 30 days or delayed by more than 60 days from May 12, 2012, the anniversary date of this year's Annual

(2)
ABC News Program "20/20" (February 7, 2003).

(3)
Vogue Magazine (September 1, 1989).

Meeting, you must send notice not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

OTHER INFORMATION

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Directors, present and former officers and other employees of Covance may solicit proxies by telephone, facsimile or mail, or by meetings with shareholders or their representatives. Covance will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. Covance has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $12,000, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by Covance.

        A copy of Covance's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2010, as filed with the SEC is posted on Covance's website at www.covance.com and is also available without charge upon written request to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233.

                      By Order of the Board of Directors

                      James W. Lovett
                      Corporate Senior Vice President,
                      General Counsel and Secretary

Dated: March 28, 2011

        SHAREHOLDERS ARE URGED TO VOTE THROUGH THE INTERNET OR BY TELEPHONE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A REGISTERED SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01ARQD 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + 1. Nominees: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Gary E. Costley, Ph.D. 02 - Sandra L. Helton 4. Ratification of Appointment of Ernst & Young LLC for the fiscal year 2011. For Against Abstain For Against Abstain 2. Advisory vote on executive compensation. B Proposals A The Board of Directors recommends a vote FOR ALL nominees, FOR Proposals 2 and 4, FOR “1 YEAR” on Proposal 3 and AGAINST Proposal 5. Election of Directors The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote FOR 1 YEAR on Proposal 3. The Board of Directors recommends a vote FOR Proposal 4. The Board of Directors recommends a vote AGAINST Proposal 5. IMPORTANT ANNUAL MEETING INFORMATION 3. Advisory vote on the frequency of an advisory vote on executive compensation. 5. Shareholder Proposal submitted by PETA to require annual reports by the Board of Directors pertaining to citations under the Animal Welfare Act. 1 Yr 2 Yrs 3 Yrs Abstain For Against Abstain 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1 1 3 6 7 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., local time, on May 12, 2011. Vote by Internet  Log on to the Internet and go to www.envisionreports.com/CVD  Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 12, 2011 The undersigned appoints Joseph L. Herring, William E. Klitgaard and James W. Lovett proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Thursday, May 12, 2011 at 8:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors, FOR Proposals 2 and 4, FOR “1 YEAR” on Proposal 3 and AGAINST Proposal 5. This proxy will also authorize the above individuals to utilize their discretion in voting on other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR the election of Directors, FOR Proposals 2 and 4, FOR “1 YEAR” on Proposal 3 and AGAINST Proposal 5. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. (Continued and to be signed on reverse side.) PROXY — COVANCE INC. Admission to the Annual Meeting will be on a first-come, first-served basis. You may obtain the Annual Meeting ticket by writing to: Secretary, Covance Inc., 210 Carnegie Center, Princeton, NJ 08540 Covance Inc. 2011 Annual Meeting of Shareholders May 12, 2011, 8 a.m., local time The Princeton Marriott Hotel 100 College Road East Princeton, New Jersey AN ADMISSION TICKET AND GOVERNMENT ISSUED PICTURE IDENTIFICATION WILL BE REQUIRED TO ATTEND THE MEETING. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

QuickLinks

PROXY STATEMENT
2011 Annual Meeting of Shareholders May 12, 2011
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 12, 2011
The Proxy Statement and the Annual Report are available for viewing at http://www.edocumentview.com/CVD .
General Information
PROPOSAL ONE Election of Class II Directors
Stock Ownership of Directors, Executive Officers and Certain Shareholders
CORPORATE GOVERNANCE The Board of Directors and its Committees
Director Independence
COMMITTEES OF THE BOARD
Audit and Finance Committee
Compensation and Organization Committee
Corporate Governance Committee
Related Party Transactions
Board Nomination Process
Contacting the Board of Directors
Website Access to Covance Corporate Governance Documents
DIRECTOR COMPENSATION
2010 Director Compensation Table
Report of the Audit and Finance Committee
PRINCIPAL ACCOUNTANT FEES AND SERVICES
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Performance Share Adjustments
Index: 2004 = Baseline
Report of the Compensation and Organization Committee on Executive Compensation
EXECUTIVE COMPENSATION TABLES
2010 Summary Compensation Table
2010 Grants of Plan-Based Awards Table
2010 Outstanding Equity Awards at Fiscal Year-end Table
2010 Option Exercises & Stock Vested Table
2010 Pension Benefits Table
Covance Inc. Supplemental Executive Retirement Plan Assumptions
2010 Non-Qualified Deferred Compensation Table
2010 Termination Scenarios
2010 Termination Scenarios—Defined Benefit Plan Benefits
PROPOSAL TWO Advisory Vote on Executive Compensation
PROPOSAL THREE Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation
PROPOSAL FOUR Ratification of the Appointment of Independent Registered Public Accounting Firm
PROPOSAL FIVE Shareholder Proposal
PROPOSALS OF SHAREHOLDERS FOR 2012 ANNUAL MEETING
OTHER INFORMATION